UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

UNIFI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIFI, INC.

Notice of Annual Meeting

and

Proxy Statement

2022 Annual Meeting of Shareholders

November 2, 2022

UNIFI, INC.

7201 West Friendly Avenue

Greensboro, North Carolina 27410

September 9, 2022

Dear Shareholder:

On behalf of the Board of Directors and the management of Unifi, Inc. (the “Company”), I invite you to attend the 2022 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at 8:30 a.m., Eastern Time, on Wednesday, November 2, 2022 at the Company’s corporate headquarters located at 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of 2022 Annual Meeting of Shareholders and Proxy Statement.

Whether or not you plan to attend the Annual Meeting in person, I strongly encourage you to vote as soon as possible to ensure that your shares are represented at the Annual Meeting. The accompanying Proxy Statement explains more about voting. Please read it carefully.

Thank you for your continued support.

Sincerely,

Albert P. Carey
Executive Chairman

UNIFI, INC.

7201 West Friendly Avenue

Greensboro, North Carolina 27410

(336) 294-4410

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

The 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Unifi, Inc. (the “Company”) will be held at 8:30 a.m., Eastern Time, on Wednesday, November 2, 2022 at the Company’s corporate headquarters located at 7201 West Friendly Avenue, Greensboro, North Carolina 27410, for the following purposes:

1.	to elect the nine directors nominated by the Board of Directors;

2.	to approve, on an advisory basis, the Company’s named executive officer compensation in fiscal 2022;

3.	to ratify the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2023; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” Items 1, 2, and 3. The proxy holders will use their discretion to vote on other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record as of the close of business on September 6, 2022 will be entitled to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented at the Annual Meeting. If you are a shareholder of record and received a paper copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote by telephone; (ii) vote via the Internet; or (iii) complete, sign, date, and return your proxy card in the postage-paid envelope provided. If you are a shareholder of record and received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares by proxy at the Internet site address listed on your Notice. If you hold your shares through an account with a bank, broker, or similar organization, please follow the instructions you receive from the shareholder of record to vote your shares.

By Order of the Board of Directors,

Gregory K. Sigmon

Senior Vice President

General Counsel

Corporate Secretary

September 9, 2022

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders To Be Held on November 2, 2022:

The Notice of Annual Meeting and Proxy Statement

and the Annual Report on Form 10-K are available at www.proxyvote.com.

i

PROXY STATEMENT

The Board of Directors (the “Board of Directors” or the “Board”) of Unifi, Inc. (“UNIFI” or the “Company”) is providing these materials to you in connection with the 2022 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at 8:30 a.m., Eastern Time, on Wednesday, November 2, 2022 at the Company’s corporate headquarters located at 7201 West Friendly Avenue, Greensboro, North Carolina 27410.

General Information

Why did I receive these materials?

You received these materials because the Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that UNIFI is required to provide you under the Securities and Exchange Commission rules and regulations (the “SEC rules”) and is designed to assist you in voting your shares.

What is a proxy?

The Board is asking for your proxy. This means you authorize persons selected by the Company to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted in accordance with the shareholder’s specific voting instructions.

Why did I receive a one-page notice regarding Internet availability of proxy materials instead of a full set of proxy materials?

The SEC rules allow companies to choose the method for delivery of proxy materials to shareholders. For most shareholders, the Company has elected to mail a notice regarding the availability of proxy materials on the Internet (the “Notice of Internet Availability”), rather than sending a full set of these materials in the mail. The Notice of Internet Availability, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, was sent to shareholders beginning September 9, 2022, and the proxy materials were posted on the investor relations portion of the Company’s website, www.unifi.com, and on the website referenced in the Notice of Internet Availability on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s shareholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the Notice of Internet Availability for requesting a copy.

What is included in these materials?

These materials include:

•	the Notice of Annual Meeting and Proxy Statement; and
•	the Annual Report on Form 10-K for fiscal 2022, which contains the Company’s audited consolidated financial statements.

If you received a paper copy of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are three proposals scheduled to be voted on at the Annual Meeting:

•	the election of the nine directors nominated by the Board of Directors;
•	the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2022; and
•	the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2023.

The Board is not aware of any other matters to be brought before the Annual Meeting. If other matters are properly raised at the Annual Meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” the election of each of the nine directors nominated by the Board of Directors;
•	“FOR” the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2022; and
•	“FOR” the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2023.

Who can attend the Annual Meeting?

Admission to the Annual Meeting is limited to:

•	shareholders of record as of the close of business on September 6, 2022;
•	holders of valid proxies for the Annual Meeting; and
•	invited guests.

Admission to the Annual Meeting will be on a first-come, first-served basis. Each shareholder may be asked to present valid photo identification, such as a driver’s license or passport, and proof of stock ownership as of the record date for admittance. Attendees must comply with any and all health and safety protocols imposed by the Company or applicable governmental agency.

When is the record date and who is entitled to vote?

The Board set September 6, 2022 as the record date. As of the close of business on the record date, 18,000,191 shares of common stock, par value $0.10 per share, of UNIFI (“Common Stock”) were issued and outstanding. Shareholders are entitled to one vote per share of Common Stock outstanding as of the close of business on the record date on any matter properly presented at the Annual Meeting.

What is a shareholder of record?

A shareholder of record or registered shareholder is a shareholder whose ownership of Common Stock is reflected directly on the books and records of UNIFI’s transfer agent, American Stock Transfer & Trust Company, LLC. If you hold Common Stock through an account with a bank, broker, or similar organization, you are considered the beneficial owner of shares held in street name and are not a shareholder of record. For shares held in street name, the shareholder of record is your bank, broker, or similar organization. UNIFI only has access to ownership records for the registered shares. If you are not a shareholder of record and you wish to attend the Annual Meeting, UNIFI will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from the shareholder of record (e.g., your bank, broker, or other nominee), or a copy of your voting instruction form or Notice of Internet Availability.

How do I vote?

You may vote by any of the following methods:

•

In person. Shareholders of record and beneficial owners of shares held in street name may vote in person at the Annual Meeting. If you hold shares in street name, you must also obtain a legal proxy from the shareholder of record (e.g., your bank, broker, or other nominee) to vote in person at the Annual Meeting.

•

By telephone or via the Internet. Shareholders of record may vote by proxy, by telephone or via the Internet, by following the instructions included in the proxy card or Notice of Internet Availability provided or the instructions received by e-mail. If you are a beneficial owner of shares held in street name, your ability to vote by telephone or via the Internet depends on the voting procedures of the shareholder of record (e.g., your bank, broker, or other nominee). Please follow the instructions included in the voting instruction form or Notice of Internet Availability provided to you by the shareholder of record.

•	By mail. Shareholders of record and beneficial owners of shares held in street name may vote by proxy by completing, signing, dating, and returning the proxy card or voting instruction form provided.

How can I revoke my proxy or change my vote?

Shareholders of record. You may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting by (i) submitting a written notice of revocation to the Company’s Corporate Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410; (ii) delivering a proxy bearing a later date using any of the voting methods described in the immediately preceding Q&A, including by telephone or via the Internet, and until the applicable deadline for each method specified in the accompanying proxy card or the Notice of Internet Availability; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the Annual Meeting. For all methods of voting, the last vote cast will supersede all previous votes.

Beneficial owners of shares held in street name. You may revoke or change your voting instructions by following the specific instructions provided to you by the shareholder of record (e.g., your bank, broker, or other nominee), or, if you have obtained a legal proxy from the shareholder of record, by attending the Annual Meeting and voting in person.

What happens if I vote by proxy and do not give specific voting instructions?

Shareholders of record. If you are a shareholder of record and you vote by proxy, by telephone, via the Internet, or by returning a properly executed and dated proxy card by mail, without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the Annual Meeting.

Beneficial owners of shares held in street name. If you are a beneficial owner of shares held in street name and you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is referred to as a “broker non-vote.”

Proposals 1 and 2, the election of directors and the advisory vote to approve the Company’s named executive officer compensation in fiscal 2022, respectively, are “non-routine” matters. Consequently, without your voting instructions, the organization that holds your shares cannot vote your shares on these proposals. Proposal 3, the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2023, is considered a “routine” matter.

What is the voting requirement to approve each of the proposals?

•

Proposal 1, Election of Directors. Directors shall be elected by the affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). If any existing director who is a nominee for reelection receives a greater number of votes “against” his or her election than votes “for” such election, the Company’s Amended and Restated By-laws provide that such person shall be deemed to have tendered to the Board his or her resignation as a director. There is no cumulative voting with respect to the election of directors.

•

Proposal 2, Advisory Vote to Approve Named Executive Officer Compensation. Advisory approval of the Company’s named executive officer compensation in fiscal 2022 requires the affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal).

•

Proposal 3, Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2023 requires the affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal).

•

Other Items. Approval of any other matters requires the affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” the item must exceed the number of shares voted “against” such item).

What is the quorum for the Annual Meeting? How are abstentions and broker non-votes treated?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary for the transaction of business at the Annual Meeting. Your shares are counted as being present if you vote in person at the Annual Meeting, by telephone, via the Internet, or by returning a properly executed and dated proxy card or voting instruction form by mail. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum for the Annual Meeting.

With respect to Proposal 1, the election of directors, you may vote “for” or “against” each of the nominees for the Board, or you may “abstain” from voting for one or more nominees. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will therefore have no effect on the election of director nominees.

With respect to Proposals 2 and 3, the advisory vote to approve the Company’s named executive officer compensation in fiscal 2022 and the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2023, respectively, you may vote “for” or “against”

these proposals, or you may “abstain” from voting on these proposals. Abstentions and broker non-votes are not considered votes cast for the foregoing purposes and will therefore have no effect on the vote for these proposals. As discussed above, because Proposal 3, the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2023, is considered a “routine” matter, the Company does not expect any broker non-votes with respect to this proposal.

Who are the proxy holders and how will they vote?

The persons named as attorneys-in-fact in the proxies, Edmund M. Ingle and Gregory K. Sigmon, were selected by the Board and are executive officers, and with respect to Mr. Ingle, a director, of the Company. If you are a shareholder of record and you return a properly executed and dated proxy card but do not provide specific voting instructions, your shares will be voted on the proposals as follows:

•	“FOR” the election of each of the nine directors nominated by the Board of Directors;
•	“FOR” the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2022; and
•	“FOR” the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2023.

If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted on such matters in the discretion of the proxy holders.

Who pays for solicitation of proxies?

The Company is paying the cost of soliciting proxies and will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies. In addition to soliciting the proxies by mail and the Internet, certain of the Company’s directors, officers, and employees, without compensation, may solicit proxies personally or by telephone, facsimile, and e-mail.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary or final voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the completion of the Annual Meeting.

Security Ownership of Certain Beneficial Owners and Management

The table below provides information about the beneficial ownership of Common Stock as of the close of business on September 6, 2022, by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock as well as by each director, director nominee, and named executive officer and by all directors and executive officers as a group. In computing the number of shares beneficially owned by a person and the ownership percentage of that person, shares deemed outstanding include (i) shares of Common Stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days of September 6, 2022 and (ii) restricted stock units and vested share units that are currently vested or vest within 60 days of September 6, 2022. However, these shares or units are not deemed outstanding for the purpose of computing the ownership percentage of any other person. The ownership percentage is based on 18,000,191 shares of Common Stock outstanding as of the close of business on September 6, 2022. Except as otherwise indicated in the footnotes below, each of the persons named in the table has sole voting and investment power with respect to the securities indicated as beneficially owned by such person, subject to community property laws where applicable. Unless otherwise indicated in the footnotes below, the address for each of the beneficial owners is c/o Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410.

Name	Number of Shares and Nature of Beneficial Ownership		Ownership Percentage
Principal Shareholders:
BlackRock, Inc.	2,259,275	(1)	12.55%
Inclusive Capital Partners, L.P.	1,930,866	(2)	10.73%
Kenneth G. Langone	1,740,825	(3)	9.67%
Dimensional Fund Advisors LP	1,400,995	(4)	7.78%
The Vanguard Group, Inc.	909,602	(5)	5.05%

Directors, Director Nominees, and Named Executive Officers:
Emma S. Battle	7,135	(6)	*
Francis S. Blake	1,381	(7)	*
Albert P. Carey	227,673	(8)	1.26%
Archibald Cox, Jr.	116,155	(9)	*
Craig A. Creaturo	65,162	(10)	*
Edmund M. lngle	87,417	(11)	*
Kenneth G. Langone	1,740,825	(3)	9.67%
Hongjun Ning	5,000	(12)	*
Suzanne M. Present	53,320	(13)	*
Rhonda L. Ramlo	4,540	(14)	*
Lucas de Carvalho Rocha	6,000	(15)	*
Eva T. Zlotnicka	—	(16)	*
Directors, director nominees, and current executive officers as a group (12 persons)	2,312,738	(17)	12.85%

*	Less than 1%.
(1)

This information is based upon a Schedule 13G/A filed with the SEC on January 27, 2022 by BlackRock, Inc. (“BlackRock”), whose address is 55 East 52nd Street, New York, New York 10055. The Schedule 13G/A reports that BlackRock has sole voting power over 2,241,975 shares, shared voting power over no shares, and sole investment power over all of the shares shown.

(2)

This information is based upon a Schedule 13D/A filed jointly with the SEC on May 19, 2022 by Inclusive Capital Partners, L.P. and Jeffrey W. Ubben, each of whose address is 1170 Gorgas Avenue, San Francisco, California 94129. The Schedule 13D/A reports that each of Inclusive Capital Partners, L.P. and Mr. Ubben has shared voting and investment power over all of the shares shown.

(3)

Includes (i) 130,000 shares owned by Invemed Associates LLC, of which Mr. Langone is the principal equity holder and serves as President and Chief Executive Officer, as to which Mr. Langone has shared voting and investment power; (ii) 30,000 shares owned by Mr. Langone’s wife, as to which Mr. Langone has shared voting and investment power; and (iii) 52,307 shares that Mr. Langone has the right to receive pursuant to restricted stock units and vested share units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company. Mr. Langone disclaims beneficial ownership of (A) the shares of Common Stock held by Invemed Associates LLC, and any proceeds thereof, that exceed his pecuniary interest therein and/or are not actually distributed to him; and (B) the shares of Common Stock held by his wife.

(4)

This information is based upon a Schedule 13G/A filed with the SEC on February 8, 2022 by Dimensional Fund Advisors LP (“Dimensional”), whose address is 6300 Bee Cave Road, Building One, Austin, Texas 78746. The Schedule 13G/A reports that Dimensional has sole voting power over 1,369,939 shares, shared voting power over no shares, and sole investment power over all of the shares shown. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager or sub-adviser to certain other commingled funds, group trusts, and separate accounts (such investment companies, funds, trusts, and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser, and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of the Company owned by the Funds and may be deemed to be the beneficial owner of these shares. However, all securities reported on the Schedule 13G/A are owned by the Funds, and Dimensional and its subsidiaries disclaim beneficial ownership of all of the shares shown.

(5)

This information is based upon a Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group, Inc. (“Vanguard”), whose address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The Schedule 13G/A reports that Vanguard has sole voting power over no shares, shared voting power over 9,253 shares, sole investment power over 894,648 shares, and shared investment power over 14,954 shares.

(6)

Includes 3,178 shares that Ms. Battle has the right to receive pursuant to vested share units that will automatically convert into shares of Common Stock following the termination of her service as a director of the Company.

(7)

Consists of 1,381 shares that Mr. Blake has the right to receive pursuant to vested share units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company.

(8)

Includes (i) 145,857 shares that Mr. Carey has the right to purchase pursuant to stock options that are currently exercisable; (ii) 28,268 shares that Mr. Carey has the right to receive pursuant to restricted stock units and vested share units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company; (iii) 5,795 shares that Mr. Carey will have the right to receive on October 29, 2022 pursuant to restricted stock units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company; (iv) 12,890 shares that Mr. Carey will have the right to receive on October 30, 2022 pursuant to restricted stock units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company; and (v) 12,963 shares that Mr. Carey will have the right to purchase pursuant to stock options that will become vested and exercisable on October 29, 2022.

(9)

Includes 57,592 shares that Mr. Cox has the right to receive pursuant to restricted stock units and vested share units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company.

(10)

Includes (i) 14,445 shares that Mr. Creaturo has the right to purchase pursuant to stock options that are currently exercisable; (ii) 10,000 shares that Mr. Creaturo has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock on September 9, 2022; (iii) 1,886 shares that Mr. Creaturo has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock on October 28, 2022; (iv) 5,000 shares that Mr. Creaturo will have the right to purchase pursuant to stock options that will become vested and exercisable on September 9, 2022; and (v) 4,445 shares that Mr. Creaturo will have the right to purchase pursuant to stock options that will become vested and exercisable on October 28, 2022.

(11)	Includes 30,000 shares that Mr. Ingle has the right to purchase pursuant to stock options that are currently exercisable.
(12)	Consists of 5,000 shares that Mr. Ning has the right to purchase pursuant to stock options that are currently exercisable.
(13)

Consists of 53,320 shares that Ms. Present has the right to receive pursuant to restricted stock units and vested share units that will automatically convert into shares of Common Stock following the termination of her service as a director of the Company.

(14)

Consists of 4,540 shares that Ms. Ramlo has the right to receive pursuant to vested share units that will automatically convert into shares of Common Stock following the termination of her service as a director of the Company.

(15)	Consists of 6,000 shares that Mr. Rocha has the right to purchase pursuant to stock options that are currently exercisable.
(16)

Ms. Zlotnicka directly holds 9,979 shares of Common Stock, which she received from the Company for her service as a director of the Company. Ms. Zlotnicka is deemed to hold these shares for the benefit of Inclusive Capital Partners, L.P. and Inclusive Capital Partners Spring Master Fund, L.P., and, accordingly, Ms. Zlotnicka does not have voting or investment power over any of such shares.  Based upon the Schedule 13D and the Schedule 13D/A filed jointly with the SEC on August 5, 2020 and May 19, 2022, respectively, by Inclusive Capital Partners, L.P. and Jeffrey W. Ubben, UNIFI determined that Ms. Zlotnicka does not have voting or investment power over any of the shares of Common Stock owned by Inclusive Capital Partners, L.P. and Mr. Ubben, and, accordingly, such shares are not shown as beneficially owned by Ms. Zlotnicka.

(17)

Includes 450,889 shares that a director, a director nominee, or a current executive officer has the right to acquire within 60 days of September 6, 2022 through the exercise of stock options or the vesting of restricted stock units and vested share units.

Proposal 1:

Election of Directors

The Board of Directors currently consists of nine members and has no vacancies. On the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated the nine persons listed below for election as directors at the Annual Meeting. If elected, each nominee will serve until his or her term expires at the 2023 Annual Meeting of Shareholders or until his or her successor is duly elected and qualified. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. All of the nominees are currently serving as directors. Except for Francis S. Blake, who was elected to the Board in August 2022 for a term beginning on September 5, 2022, all of the nominees were elected to the Board at the 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”). Mr. Blake was recommended to the Board as a potential director by the Company’s Executive Chairman and a non-management director.

Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your shares for any substitute nominee proposed by the Board.

The Board of Directors recommends that you vote “FOR” the election of each of the nine nominees listed below. Unless otherwise specified, proxies will be voted “FOR” the election of each of the nine nominees listed below.

Director Nominees

Listed below are the nine persons nominated for election to the Board of Directors. The following paragraphs include information about each director nominee’s business background, as furnished to the Company by the nominee, and additional experience, qualifications, attributes, or skills that led the Board of Directors to conclude that the nominee should serve on the Board.

Name	Age	Principal Occupation	Director Since
Emma S. Battle	61	President and Chief Executive Officer, Market Vigor, L.L.C.	2021
Francis S. Blake	73	Non-Executive Chairman, Delta Air Lines, Inc.	2022
Albert P. Carey	71	Executive Chairman of UNIFI	2018
Archibald Cox, Jr.	82	Chairman, Sextant Group, Inc.	2008
Edmund M. Ingle	57	Chief Executive Officer of UNIFI	2020
Kenneth G. Langone	86	President and Chief Executive Officer, Invemed Associates LLC	1969
Suzanne M. Present	63	Principal, Gladwyne Partners, LLC	2011
Rhonda L. Ramlo	62	Vice President & General Manager of Strategy, Acquisitions, and New Business Development, The Clorox Company	2021
Eva T. Zlotnicka	39	Managing Partner, Inclusive Capital Partners, L.P.	2018

Emma S. Battle

Ms. Battle has served as President and Chief Executive Officer of Market Vigor, L.L.C., a business services company focused on strategic consulting and digital and online marketing, since she founded the company in 2003. From 2015 to 2017, Ms. Battle was Vice President of Client Success at Windsor Circle, an e-commerce marketing company. Previously, she served in executive and senior marketing and sales roles at Three Ships Media, Red Hat, Art.com, 1 Sync, and Sara Lee Branded Apparel (now known as Hanesbrands Inc.). Ms. Battle also serves on the boards of directors of Bassett Furniture Industries, Incorporated and Nu Skin Enterprises, Inc., and was a director of Primo Water Corporation until 2020. Ms. Battle pursues continuing education through online classes and membership in professional organizations, like Brentwood Advisory Group, and supports and collaborates with current and aspiring board members through the University of North Carolina at Chapel Hill School of Law’s Director Diversity Initiative, Onboard NC, Santa Clara University's Black Corporate Board Readiness program, and the Take Your Seat initiative. Ms. Battle also devotes time to charitable and civic causes: since 2017, she has served as President and Chief Executive Officer of Higher Ed Works, a charitable organization that supports public higher education in North Carolina, and she also serves on the boards of FPG Child Development Institute, Southeastern Wind Coalition, and Elon University's Martha & Spencer Love School of Business.

Ms. Battle is a successful businessperson with an extensive background in digital and online marketing, marketing analytics, and business and marketing strategy, which she brings to the Board. She also brings to the Board her perspective from working with other large corporations and serving on other public company boards. In addition, her commitment to sustainability and social responsibility is valuable to the Company.

Francis S. Blake

Mr. Blake is the Non-Executive Chairman of the board of directors of Delta Air Lines, Inc., a global airline based in the United States, and previously served as the lead director of the company’s board from May 2016 to October 2016. He served as the Chairman and Chief Executive Officer of The Home Depot, Inc., the world’s largest home improvement retailer, from 2007 until November 2014 and thereafter as Chairman of the board of directors until his retirement in February 2015. Prior to that, he served as Vice Chairman of the board of directors of The Home Depot and as an Executive Vice President. Mr. Blake joined The Home Depot in 2002 as Executive Vice President — Business Development and Corporate Operations. He was previously the deputy secretary for the U.S. Department of Energy and served in a variety of executive positions at General Electric Company, including as Senior Vice President, Corporate Business Development in charge of all worldwide mergers, acquisitions and dispositions. Mr. Blake also serves on the boards of directors of Delta Air Lines, Inc. and Macy’s, Inc. and was a director of The Home Depot, Inc. until 2015, The Procter & Gamble Company until 2021, and The Southern Company until 2009.

Mr. Blake brings to the Board extensive experience gained while serving as the Chairman and Chief Executive Officer of a complex retail organization and in other prior leadership positions in business and government. Mr. Blake also brings to the Board significant public company board and committee experience.

Albert P. Carey

Mr. Carey has served as Executive Chairman of the Board of UNIFI since April 2019. Mr. Carey previously served as Non-Executive Chairman of the Board of the Company from January 2019 to March 2019. In March 2019, Mr. Carey retired from PepsiCo, Inc., a consumer products company, after a 38-year career with the company during which time he held a number of senior leadership roles, including Chief Executive Officer of PepsiCo North America from March 2016 to January 2019, Chief Executive Officer of PepsiCo North America Beverages from July 2015 to March 2016, Chief Executive Officer of PepsiCo Americas Beverages from September 2011 to July 2015, and President and Chief Executive Officer of Frito-Lay North America from June 2006 to September 2011. Mr. Carey joined PepsiCo in 1981 after spending seven years with The Procter & Gamble Company. Mr. Carey serves on the board of directors of The Home Depot, Inc. and was a director of Omnichannel Acquisition Corp. until June 2022.  He also serves on the board of trustees at the University of Maryland and volunteers at the Bridgeport Rescue Mission in Bridgeport, Connecticut.

Mr. Carey brings to the Board more than 40 years of experience with consumer product companies. In addition, having served in a number of senior executive positions at PepsiCo, Mr. Carey brings to the Board valuable leadership and strategic management skills.

Archibald Cox, Jr.

Mr. Cox has served as Chairman of Sextant Group, Inc., a financial advisory and private equity firm, since 1993. Mr. Cox is the former Chairman of Barclays Americas, a position he held from May 2008 to June 2011. Mr. Cox was a director of Hutchinson Technology Incorporated from May 1996 to September 2009. He was also Chairman of Magnequench, Inc., a manufacturer of magnetic material, from September 2005 to September 2006 and President and Chief Executive Officer of Magnequench, Inc. from October 1995 to August 2005. Mr. Cox was Chairman of Neo Material Technologies Inc., a manufacturer of rare earth and magnetic materials, from September 2005 to September 2006. Mr. Cox also serves as an officer and on the boards of a number of private companies and as Chairman of four of these companies. From July 2012 until June 2022, Mr. Cox served on the board of trustees of St. Paul's School, a secondary educational institution located in Concord, New Hampshire, where he served as board president from July 2016 until June 2022. Mr. Cox has served as Lead Independent Director of UNIFI since August 2019.

Mr. Cox brings to the Board executive decision-making skills, operating and management experience, expertise in finance, and investment and business development experience. In addition, Mr. Cox’s considerable experience with financial and strategic planning matters is valuable to the oversight of the Company's financial reporting, compensation practices, and business strategy implementation.

Edmund M. Ingle

Mr. Ingle has served as Chief Executive Officer of UNIFI since June 2020. From May 2019 to June 2020, he served as Chief Executive Officer of the Recycling group of Indorama Ventures, a global chemicals company and a global integrated leader in PET and fibers serving major customers in diversified end-use markets. From May 2018 to June 2020, he was Chairperson and Chief Executive Officer of Indorama’s Wellman International division. Prior to that, Mr. Ingle was with UNIFI for over 30 years, during which time he held various key leadership positions, including Vice President of Global Corporate Sustainability, Vice President of Supply Chain, General Manager of the Company’s Flake and Chip business, Vice President and General Manager of REPREVE® Polymers, General Manager of the Company’s Nylon business, and Director of Global Procurement.

Mr. Ingle brings to the Board a deep understanding of UNIFI’s operations and the textile industry, gained through his more than 30 years of experience with the Company. He also brings important executive leadership and strategic management skills to the Board.

Kenneth G. Langone

Mr. Langone has been President and Chief Executive Officer of Invemed Associates LLC, an investment banking firm, since 1974. From 2011 to 2013, he served as Chief Executive Officer, President, and Chairman of Geeknet, Inc., a retailer of a wide range of products aimed at technology enthusiasts. Mr. Langone was a co-founder, and served as a director from 1978 to 2008, of The Home Depot, Inc. Mr. Langone was a director of ChoicePoint Inc. from 2002 to 2008, Geeknet, Inc. from 2010 to 2015, General Electric Company from 1999 to 2005, and YUM! Brands, Inc. from 1997 to 2012.

Mr. Langone brings to the Board extensive operating and management experience, including as Chief Executive Officer of a financial services business, financial expertise, and public company directorship and committee experience. In addition, Mr. Langone’s extensive service on the Board of Directors provides a valuable historical perspective through which it can contextualize and direct the Company’s performance and strategic planning.

Suzanne M. Present

Ms. Present is a co-founder and has been a principal of Gladwyne Partners, LLC, a private partnership fund manager, since 1998. Prior to the formation of Gladwyne Partners, Ms. Present spent 15 years at Lazard Freres & Co., the first five as a securities analyst before moving on to investment banking.  From 2013 to 2020, Ms. Present served as Executive Director of Ken’s Krew, Inc., a non-profit organization that provides training and other support services to individuals with intellectual and developmental disabilities to assist with entering the workforce, and currently serves as Chairman and Treasurer, positions she assumed in 2020. Ms. Present has served as a director of numerous public and private companies in a variety of industries, including media, technology, healthcare, and retail.

Through her experiences at Gladwyne Partners and service on various boards of directors, Ms. Present developed extensive financial expertise important to the oversight of the Company’s audit functions and analysis of business strategies, which she brings to the Board.

Rhonda L. Ramlo

Ms. Ramlo is Vice President & General Manager of Strategy, Acquisitions, and New Business Development at The Clorox Company, a leading multinational manufacturer and marketer of consumer and professional products, a position she has held since 2013. From 2010 to 2012, Ms. Ramlo served as Vice President & General Manager of The Clorox Company’s Laundry and Water Filtration businesses. Before joining The Clorox Company, Ms. Ramlo was with Dreyer’s Grand Ice Cream Holdings, Inc. for 16 years, where she held numerous executive leadership positions. Prior to that, Ms. Ramlo worked at Booz Allen Hamilton Holding Corporation as a strategic consultant. Ms. Ramlo also serves on the boards of directors of I2H Inc., a privately held digital technology company, and Lucidity Lights, Inc., a privately held manufacturer of branded, enhanced residential light bulbs and fixtures. She previously served on the boards of directors of two privately held consumer packaged goods companies.

Ms. Ramlo brings to the Board considerable strategic and development experiences, which offer brand strategy, marketing, sales, digital commerce, and innovation expertise.

Eva T. Zlotnicka

Ms. Zlotnicka is a co-founder and has been a Managing Partner and a member of the Management Committee of Inclusive Capital Partners, L.P., a San Francisco-based investment firm, since July 2020. Prior to that, she was Managing Director of the ValueAct Spring Fund and Head of Stewardship at ValueAct Capital, a San Francisco-based investment firm, from January 2020 to July 2020, and a Vice President of ValueAct Capital from February 2018 to December 2019. Prior to joining ValueAct Capital in February 2018, Ms. Zlotnicka was an Environmental, Social, and Governance (“ESG”) equity research analyst for nearly seven years. Previously, Ms. Zlotnicka was U.S. lead for the Sustainability Research team at Morgan Stanley, a global financial services firm, from January 2015 to February 2018, and held a similar role at UBS Investment Bank, a division of UBS Group AG, a Swiss multinational investment bank and financial services company, from July 2011 to January 2015. Prior to becoming an ESG equity research analyst, she spent five years at Morgan Stanley primarily focused on fixed income securities and derivatives. Ms. Zlotnicka serves on the boards of directors of Arcadia Power, Inc. and Enviva Inc. She also is a member of the Investor Advisory Group for the Sustainability Accounting Standards Board and a member of the Advisory Board of the Institute for Corporate Governance and Finance at the New York University School of Law. Ms. Zlotnicka also co-founded Women Investing for a Sustainable Economy (WISE), a global professional community. She was a director of Hawaiian Electric Industries, Inc. until 2021.

Ms. Zlotnicka brings to the Board valuable expertise in sustainable investing and multinational ESG initiatives. Ms. Zlotnicka also brings to the Board extensive experience in a number of critical areas, including investment management and finance.

Corporate Governance

The Board of Directors

The Company is governed by the Board of Directors and its various committees. The Board and its committees have general oversight responsibility for the affairs of the Company. In exercising its fiduciary duties, the Board represents and acts on behalf of UNIFI’s shareholders. The Board has adopted written corporate governance policies, principles, and guidelines, known as the Corporate Governance Guidelines. The Board also has adopted (i) a Code of Ethics for Senior Financial and Executive Officers (the “Code of Ethics for Senior Financial and Executive Officers”), which applies to the Company’s Chief Executive Officer, Chief Financial Officer, Vice President & Treasurer, Vice President of Finance, and other senior financial and executive officers and employees; (ii) a Code of Business Conduct and Ethics (the “Code of Ethics”), which applies to the Company’s directors, officers, and employees; and (iii) an Ethical Business Conduct Policy Statement (the “Ethics Policy Statement”), which applies to the Company’s directors, officers, and employees. The Code of Ethics for Senior Financial and Executive Officers, the Code of Ethics, and the Ethics Policy Statement include guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and other related topics.

Documents Available

Certain of the Company’s corporate governance materials, including the charters for the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, as well as the Corporate Governance Guidelines, the Code of Ethics for Senior Financial and Executive Officers, the Code of Ethics, and the Ethics Policy Statement, are published on the investor relations portion of the Company’s website at www.unifi.com. These materials are also available in print free of charge to any shareholder upon request by contacting the Company in writing at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410, Attention: Investor Relations, or by telephone at (336) 294-4410. Any modifications to these corporate governance materials will be reflected, and the Company intends to post any amendments to, or waivers from, the Code of Ethics for Senior Financial and Executive Officers (to the extent required to be disclosed pursuant to Form 8-K), on the investor relations portion of the Company’s website at www.unifi.com. By referring to the Company’s website, www.unifi.com, or any portion thereof, including the investor relations portion of the Company’s website, the Company does not incorporate its website or its contents into this Proxy Statement.

Director Independence

The Board believes that a majority of its members are independent under the applicable New York Stock Exchange rules (the “NYSE rules”) and SEC rules. The NYSE rules provide that a director does not qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the company). The NYSE rules recommend that a board of directors consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with a company. The Board has adopted Director Independence Standards, which incorporate the independence standards of the NYSE rules, to assist the Board in determining whether a director has a material relationship with UNIFI. The Director Independence Standards are available on the investor relations portion of the Company’s website, www.unifi.com, as an appendix to the Corporate Governance Guidelines.

In August 2022, the Board of Directors, with the assistance of the Corporate Governance and Nominating Committee, conducted an evaluation of director independence based on the Director Independence Standards, the NYSE rules, and the SEC rules. The Board considered all relationships and transactions between each director or director nominee (and his or her immediate family members and affiliates) and each of UNIFI, its management, and its independent registered public accounting firm, as well as the transactions described below under “—Related Person Transactions.” As a result of this evaluation, the Board determined those relationships that do exist or did exist within the last three fiscal years (except for Messrs. Ingle’s and Carey’s relationships as employees of UNIFI) all fall below the thresholds in the Director

Independence Standards. Consequently, the Board of Directors determined that each of Messrs. Blake, Cox, and Langone and each of Mses. Battle, Present, Ramlo, and Zlotnicka qualifies as an independent director, and each of Robert J. Bishop (who resigned from the Board of Directors, effective March 31, 2022) and James M. Kilts (who retired from the Board of Directors, effective July 3, 2022) qualified as an independent director during the period that he served as a director, under the Director Independence Standards, the NYSE rules, and the SEC rules. The Board also determined that each member of the Audit, Compensation, and Corporate Governance and Nominating Committees (see membership information below under “—Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide the Board with flexibility to select the appropriate leadership structure at a particular time based on what the Board determines to be in the best interests of the Company and its shareholders. The Company’s Corporate Governance Guidelines provide that the Board has no established policy with respect to combining or separating the offices of Chairman of the Board and principal executive officer.

The Company currently has separated the roles of Chairman of the Board and principal executive officer. Albert P. Carey serves as the Executive Chairman of the Board and Edmund M. Ingle, as Chief Executive Officer, serves as the Company’s principal executive officer. The Company previously combined the roles of Chairman of the Board and principal executive officer and, in the future, the Board may determine in certain circumstances that it is in the best interests of the Company and its shareholders for the same person to hold the positions of Chairman of the Board and principal executive officer. The Board, however, believes that the Company’s present leadership structure is appropriate for the Company at the current time, as it allows Mr. Ingle to focus on the day-to-day operation of the business, while allowing Mr. Carey to focus on overall leadership and strategic direction of UNIFI, guidance of the Company’s senior management, and leadership of the Board.

The Company’s Corporate Governance Guidelines further provide that if the Chairman is not determined by the Board as independent, the independent directors may determine that the Board should have a Lead Independent Director. In the event that the independent directors make such a determination, the Lead Independent Director is appointed by a majority of the independent directors. In October 2021, the independent directors reappointed Archibald Cox, Jr. to serve as Lead Independent Director, a position he has held since August 2019.

The duties of the Lead Independent Director include: (i) providing leadership to the Board; (ii) chairing Board meetings in the absence of the Chairman; (iii) organizing, setting the agenda for, and leading executive sessions of the independent directors without the attendance of management; (iv) serving as a liaison between management and the independent directors; (v) consulting with the Chairman to approve the agenda for each Board meeting and the information that shall be provided to the directors for each scheduled meeting; (vi) approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vii) meeting with the Chairman between Board meetings as appropriate in order to facilitate Board meetings and discussions; (viii) advising the Corporate Governance and Nominating Committee on the selection of committee chairpersons; and (ix) having the authority to call meetings of the independent directors.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Committee members and committee chairs are appointed by the Board. The members and chairs of these committees are identified in the following table:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Emma S. Battle		Member
Francis S. Blake		Member
Albert P. Carey
Archibald Cox, Jr.		Chair	Member
Edmund M. Ingle
Kenneth G. Langone		Member	Member
Suzanne M. Present	Chair
Rhonda L. Ramlo	Member	Member
Eva T. Zlotnicka	Member		Chair

Each committee of the Board of Directors functions pursuant to a written charter adopted by the Board. The following table provides information about the operation and key functions of these committees:

Committee	Key Functions and Additional Information	Number of Meetings in Fiscal 2022
Audit Committee

•  Assists the Board in its oversight of (i) the Company’s accounting and financial reporting processes, (ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of the Company’s independent registered public accounting firm, and (v) the performance of the Company’s internal audit function and the Company’s independent registered public accounting firm.

•  Appoints, compensates, retains, and oversees the work of the Company’s independent registered public accounting firm.

•  Reviews and discusses with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements.

•  Reviews and discusses with management the quarterly earnings releases.

•  Reviews and pre-approves all audit and non-audit services proposed to be performed by the Company’s independent registered public accounting firm.

•  Reviews and, if appropriate, approves or ratifies related person transactions.

•  Discusses with management, the Company’s independent registered public accounting firm, and Company personnel responsible for the Company’s internal audit function, the quality and adequacy of the Company’s internal controls.

•  Assists the Board in its oversight of enterprise risk management.

• The Board of Directors has determined that each of Mses. Present and Zlotnicka is an “audit committee financial expert” within the meaning of the SEC rules and that each of Mses. Present, Ramlo, and Zlotnicka is “financially literate” and has accounting or related financial management expertise, in each case, as determined by the Board in its business judgment.

8

Committee	Key Functions and Additional Information	Number of Meetings in Fiscal 2022
Compensation Committee

• Oversees the administration of the Company’s compensation plans.

•  Reviews and approves the compensation of the executive officers and oversees management’s decisions concerning the compensation of the other officers.

•  Reviews and makes recommendations to the independent directors on the Board with respect to any employment agreements, consulting arrangements, severance or retirement arrangements, or change of control agreements and provisions covering any current or former executive officer of the Company.

•  Conducts annual performance evaluation of management.

•  Oversees regulatory compliance regarding compensation matters.

5
Corporate Governance and Nominating Committee

•  Identifies, evaluates, and recommends director candidates to the Board.

•  Determines the criteria for membership on the Board and its committees and recommends such criteria to the Board for approval.

•  Makes recommendations to the Board concerning committee appointments and Board and committee leadership.

•  Makes recommendations to the Board with respect to determinations of director independence.

•  Reviews and recommends to the Board the form and amount of director compensation.

•  Oversees annual performance evaluation of the Board, the committees of the Board, leadership of the Board (including the Chairman of the Board and the Lead Independent Director), and individual directors.

•  Oversees director education and new director onboarding.

•  Considers and recommends to the Board other actions relating to corporate governance.

5

The Board may also establish other committees from time to time as it deems necessary.

Director Meeting Attendance

The Board of Directors held 10 meetings during fiscal 2022. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served during fiscal 2022. It is the Board’s policy that the directors should attend the Company’s annual meeting of shareholders absent extenuating circumstances. All nine of the Company’s directors in office at the time, including all of the Company’s current directors who were then directors, attended the 2021 Annual Meeting.

Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in regularly scheduled executive sessions without management. Archibald Cox, Jr., as the Lead Independent Director, presides over these executive sessions.

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating individuals qualified to become members of the Board and for recommending to the Board the individuals for nomination as members. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance and Nominating Committee considers the following criteria, in addition to other factors it may determine appropriate: (i) the candidate’s roles and contributions valuable to the business community; (ii) the candidate’s diversity, integrity, accountability, informed judgment, financial literacy, passion, creativity, and vision; (iii) the candidate’s knowledge about the Company’s business or industry; (iv) the candidate’s independence; (v) the candidate’s willingness and ability to devote adequate time and effort to Board responsibilities in the context of the existing composition and needs of the Board and its committees; and (vi) the NYSE rules.

The Corporate Governance and Nominating Committee may, at its discretion, hire or solicit third parties to assist in the identification and evaluation of director nominees.

Director Diversity

Though neither the Corporate Governance and Nominating Committee nor the Board has a specific policy with regard to diversity criteria in identifying director nominees, the Board believes that men and women of different ages, races, and ethnic and cultural backgrounds can contribute different and useful perspectives and can work effectively together to further the Company’s objectives. As noted above, a candidate’s diversity is one of the criteria that the Corporate Governance and Nominating Committee considers in evaluating potential director nominees.

In keeping with this commitment to diversity, four of the Company’s seven independent directors are women, including one who self-identifies as racially/ethnically diverse. In addition, all members of the Audit Committee of the Board are women.

Shareholder Recommendations of Director Candidates

Recommendations by shareholders for director candidates to be considered for the 2023 Annual Meeting of Shareholders must be in writing and received by the Company’s Corporate Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410 no earlier than July 5, 2023 and no later than August 4, 2023. However, if the date of the 2023 Annual Meeting of Shareholders is more than 30 days before or more than 90 days after November 2, 2023, then the written notice must be received by the Company’s Corporate Secretary no earlier than 120 days prior to the date of the 2023 Annual Meeting of Shareholders and no later than the close of business on the later of (i) 90 days prior to the date of such annual meeting or (ii) 10 days following the day on which the Company first announced publicly (or mailed notice to the shareholders of) the date of such meeting.

The notice must contain certain information about the nominee and the shareholder submitting the nomination as set forth in the Company’s Amended and Restated By-laws. With respect to the nominee, the notice must contain, among other things, (i) the nominee’s name, age, and business and residence addresses; (ii) the nominee’s background and qualification, including the principal occupation or employment of the nominee; (iii) the class and number of shares or other securities of the Company owned of record or beneficially by the nominee or any Shareholder Associated Person (as defined in the Company’s Amended and Restated By-laws); (iv) any derivative positions held of record or beneficially by the nominee or any Shareholder Associated Person related to, or the value of which is derived in whole or in part from, the value of any class of the Company’s shares or other securities and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement, or understanding has been made, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, the nominee or any Shareholder Associated Person with respect to the Company’s shares or other securities; (v) a written statement executed by the nominee (A) acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under New York law with respect to the Company and its shareholders; (B) disclosing whether the nominee is a party to an agreement, arrangement, or understanding with, or has given any commitment or assurance to, any person or entity as to how the nominee, if elected as a director of the Company, will act or vote on any issue or question; (C) disclosing whether the nominee is a party to an agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with the nominee’s service or action as a director of the Company; (D) agreeing to update continually the accuracy of the information required by the immediately preceding clauses (B) and (C) for as long as the nominee is a nominee or a director of the Company; and (E) agreeing, if elected as a director of the Company, to comply with all codes of conduct and ethics, corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Company applicable to directors; and (vi) any other information regarding the nominee or any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors or that the Company may reasonably require to determine the eligibility of the nominee to serve as a director of the Company. With respect to the shareholder submitting the nomination, the notice must contain: (1) the name and address, as they appear on the Company’s books, of such shareholder and any Shareholder Associated Person; (2) the class and number of shares or other securities of the Company owned of record or beneficially by such shareholder or any Shareholder Associated Person; (3) any derivative positions held of record or beneficially by such shareholder or any Shareholder Associated Person related to, or the value of which is derived in whole or in part from, the value of any class of the Company’s shares or other securities and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement, or understanding has been made, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to the Company’s shares or other securities; (4) any other information regarding such shareholder or any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors; and (5) a representation whether either such shareholder or any Shareholder Associated Person intends to, or is part of a group which intends to, deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from shareholders in support of such nomination.

A shareholder who is interested in recommending a director candidate should request a copy of the Company’s Amended and Restated By-laws by writing to the Company’s Corporate Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Recommended candidates will be subject to a background check by a qualified firm of the Company’s choosing. Appropriate submission of a recommendation by a shareholder does not guarantee the selection of the shareholder’s candidate or the inclusion of the candidate in the Company’s proxy materials; however, the Corporate Governance and Nominating Committee will consider any such candidate in accordance with the director nomination process described above.

Universal Proxy Rules for Director Nominations

In addition to satisfying the foregoing requirements under the Company’s Amended and Restated By-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2023 Annual Meeting of Shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

Annual Evaluation of Directors and Board Committee Members

The Board of Directors evaluates the performance of each director, each committee of the Board, the Chairman, the Lead Independent Director, and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director records his or her views on the performance of each director standing for reelection, each committee of the Board, the Chairman, the Lead Independent Director, and the Board of Directors as a whole. The entire Board of Directors reviews the results of these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each director and committee.

Prohibitions Against Hedging, Pledging, or Short Selling

UNIFI maintains policies that apply to all directors, officers, and employees that prohibit hedging or short selling (profiting if the market price decreases) of Company securities. Such policies also prohibit all directors, officers, and employees from pledging any Company securities, purchasing any Company securities on margin, or incurring any indebtedness secured by a margin or similar account in which Company securities are held, without the prior approval of the Audit Committee of the Board.

Policy for Review of Related Person Transactions

Pursuant to the Company’s Related Persons Transactions Policy, which is available on the investor relations portion of the Company’s website at www.unifi.com, the Company reviews relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest in the relationships or transactions. The Company’s executive management is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in any such transaction. As required under the SEC rules, transactions that are determined to be directly or indirectly material to a related person are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and, if appropriate, approves or ratifies any related person transaction that is required to be disclosed under the SEC rules. As set forth in the Audit Committee’s charter, which is available on the investor relations portion of the Company’s website at www.unifi.com, in the course of its review and, if appropriate, approval or ratification of a disclosable related person transaction, the Audit Committee considers the relevant facts and circumstances, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products, and, if applicable, the impact on a director’s independence.

Related Person Transactions

In fiscal 2022, the Company paid Salem Leasing Corporation, a wholly owned subsidiary of Salem Holding Company, approximately $4.3 million in connection with leases of tractors and trailers and for related transportation services. Kenneth G. Langone, a director of the Company, owns a non-controlling 33% equity interest in, and is a director and the Non-Executive Chairman of, Salem Holding Company. Mr. Langone is not an employee of Salem Holding Company or any of its subsidiaries and is not involved in the day-to-day operations of any such company. The terms of the Company’s leases with Salem Leasing Corporation are, in the Company’s opinion, no less favorable than the terms the Company would have been able to negotiate with an independent third party. The foregoing transaction was approved under UNIFI’s Related Persons Transactions Policy.

On May 18, 2022, UNIFI entered into a Private Sale Stock Purchase Agreement with each of Impala Master Fund Ltd. (“IMF”) and Waterbuck Master Fund Ltd. (“Waterbuck” and, together with IMF, the “Impala Funds”), pursuant to which the Company agreed to purchase 458,323 shares of Common Stock and 41,677 shares of Common Stock (collectively, the “Shares”) from IMF and Waterbuck, respectively, for a purchase price equal to $13.5736 per share or $6,786,800 in the aggregate. The transactions closed on the same day. Robert J. Bishop, who was a member of the Board until his resignation, effective March 31, 2022, is the founder, the Managing Principal, and a member of each of Impala Asset Management LLC and Impala Asset Advisors LLC and a limited partner in the Impala Funds that sold the Shares, as to which Impala Asset Management LLC and Impala Asset Advisors LLC are investment manager and general partner, respectively. The foregoing transactions were approved under UNIFI’s Related Persons Transactions Policy.

The Board’s Role in Risk Oversight

The Board of Directors oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a whole Board and through its committees. The full Board reviews strategic risks and opportunities facing the Company. Among other areas, the Board is involved in overseeing risks related to the Company’s overall strategy, business results, capital structure, capital allocation and budgeting, and executive officer succession. Certain other important categories of risk are assigned to designated Board committees (which are composed solely of independent directors) that report back to the full Board. In general, the committees oversee the following risks:

•

Audit Committee oversees risks related to internal financial and accounting controls, legal, regulatory, cyber security, and compliance risks, work performed by the Company’s independent registered public accounting firm and the Company’s internal audit function, related person transactions, and the overall risk management governance structure and risk management function;

•

Compensation Committee oversees the Company’s compensation programs and practices. For a detailed discussion of the Company’s efforts to manage compensation-related risks, see “Compensation Discussion and Analysis—Risk Analysis of Compensation Programs and Practices”; and

•

Corporate Governance and Nominating Committee oversees issues that may create governance risks, such as Board composition and structure, director selection, director succession planning, and environmental, social, and sustainability activities.

The Board believes that its leadership structure supports the Company’s governance approach to risk oversight as both the Executive Chairman and the principal executive officer are involved directly in risk management as members of the Company’s management team, while the committee chairpersons, in their respective areas, maintain oversight roles as independent members of the Board.

Compensation Committee Advisors

The Compensation Committee has sole authority under its charter to retain compensation consultants and other advisors and to approve such consultants’ and advisors’ fees and retention terms. The Compensation Committee has retained Korn Ferry to serve as its independent advisor and to provide it with advice and support on executive compensation issues.

The Compensation Committee has reviewed and confirmed the independence of Korn Ferry as the Compensation Committee’s compensation consultant. Neither Korn Ferry nor any of its affiliates provides any services to UNIFI except for services provided to the Compensation Committee. In addition to Korn Ferry, the Compensation Committee has reviewed the independence of each other outside advisor in advance of receiving advice from such advisor.

Communications with the Board of Directors

Shareholders and other interested parties can communicate directly with any of the Company’s directors, by sending a written communication to a director at Unifi, Inc. c/o Corporate Secretary, 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Shareholders and other interested parties wishing to communicate with Archibald Cox, Jr., as Lead Independent Director, or with the independent directors as a group may do so by sending a written communication to Mr. Cox at the above address. In addition, any party who has concerns about accounting, internal controls, or auditing matters may contact the Audit Committee directly by sending a written communication to the Chair of the Audit Committee at the above address or by calling toll-free 1-800-514-5265. Such communications may be confidential or anonymous. All such communications are promptly reviewed before being forwarded to the addressee. Any concerns relating to accounting, internal controls, auditing matters, or officer conduct are sent immediately to the Chair of the Audit Committee. UNIFI generally will not forward to directors a shareholder communication that it determines to be primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company.

Director Compensation

Pursuant to the Company’s Director Compensation Policy, each director who is considered “independent” within the meaning of the Director Independence Standards adopted by the Board of Directors, which incorporate the independence standards of the NYSE rules, receives compensation for his or her service on the Board, while each non-independent director receives no compensation for his or her service as a director. In fiscal 2022, the Company’s non-independent directors were Messrs. Ingle and Carey. The following table sets forth the compensation paid to each independent director who served on the Board in fiscal 2022:

2022 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)	Total ($)
Emma S. Battle	30,000	70,000		—	100,000
Robert J. Bishop(2)	—	100,000		—	100,000
Archibald Cox, Jr.	—	125,000	(3)	—	125,000
James M. Kilts(4)	—	100,000		—	100,000
Kenneth G. Langone	—	100,000		—	100,000
Suzanne M. Present	—	115,000	(5)	—	115,000
Rhonda L. Ramlo	—	100,000		—	100,000
Eva T. Zlotnicka	—	110,000	(6)	—	110,000

(1)

Represents the grant date fair value of the vested share unit award, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Generally, the full grant date fair value is the amount that the Company would expense in the consolidated financial statements over the award’s vesting period. For additional information regarding the assumptions made in calculating these amounts, see Note 16 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2022. These amounts reflect the accounting expense and do not correspond to the actual value that will be recognized by the directors.

(2)	On March 31, 2022, Mr. Bishop notified the Company of his resignation from the Board of Directors, effective that day.
(3)

In addition to the annual retainer for his service as an independent director in fiscal 2022, Mr. Cox received (i) a $15,000 annual retainer for his service as Lead Independent Director and (ii) a $10,000 annual retainer for his service as Chair of the Compensation Committee.

(4)	On June 16, 2022, Mr. Kilts notified the Company of his retirement from the Board of Directors, effective July 3, 2022.
(5)	In addition to the annual retainer for her service as an independent director in fiscal 2022, Ms. Present received a $15,000 annual retainer for her service as Chair of the Audit Committee.
(6)

In addition to the annual retainer for her service as an independent director in fiscal 2022, Ms. Zlotnicka received a $10,000 annual retainer for her service as Chair of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee reviews the form and amount of director compensation and makes recommendations to the Board of Directors for its consideration and approval. The Board approved the Company’s Director Compensation Policy on October 30, 2019. The compensation for UNIFI’s independent directors is as follows:

•	$100,000 annual retainer, where up to 50% of such amount is payable (at the director’s election) in cash and the remainder of such amount is an equity grant payable in shares of Common Stock;
•	$15,000 annual retainer for the Lead Independent Director, payable (at the director’s election) in cash or shares of Common Stock;
•	$15,000 annual retainer for the Chair of the Audit Committee, payable (at the director’s election) in cash or shares of Common Stock;
•	$10,000 annual retainer for the Chairs of the Compensation Committee and the Corporate Governance and Nominating Committee, payable (at such director’s election) in cash or shares of Common Stock; and
•	reimbursement of reasonable expenses incurred for attending Board and committee meetings.

A director may be issued stock units, in lieu of shares of Common Stock, which would be payable upon the director’s cessation of service as a member of the Board. The number of any shares of Common Stock or stock units granted to a director shall be determined based on the fair market value of the Common Stock on the date of the director’s election to the Board, and the number of shares of Common Stock underlying any stock option granted to a director shall be determined based on the Black-Scholes value of the Common Stock on the option grant date.

Any independent director who is initially appointed or elected to the Board other than at the annual meeting of shareholders will receive his or her annual retainer calculated on a pro rata basis based upon the period between the date of such appointment or election and the anticipated date of the next annual meeting of shareholders.

Information about our Executive Officers

Set forth below are the names, ages, and professional backgrounds of the Company’s executive officers, including all positions and offices with the Company held by each such person and each such person’s principal occupation or employment during at least the past five years. Each executive officer of UNIFI is elected by the Board and holds office from the date of election until thereafter removed by the Board.

Edmund M. Ingle. Mr. Ingle, age 57, has served as Chief Executive Officer of UNIFI and a member of the Board of Directors since June 2020. From May 2019 to June 2020, he served as Chief Executive Officer of the Recycling group of Indorama Ventures, a global chemicals company and a global integrated leader in PET and fibers serving major customers in diversified end-use markets. From May 2018 to June 2020, he was Chairperson and Chief Executive Officer of Indorama’s Wellman International division. Prior to that, Mr. Ingle was with UNIFI for over 30 years, during which time he held various key leadership positions, including Vice President of Global Corporate Sustainability, Vice President of Supply Chain, General Manager of the Company’s Flake and Chip business, Vice President and General Manager of REPREVE® Polymers, General Manager of the Company’s Nylon business, and Director of Global Procurement. Additional information about Mr. Ingle can be found under “Proposal 1: Election of Directors—Director Nominees.”

Albert P. Carey. Mr. Carey, age 71, has served as Executive Chairman of the Board of UNIFI since April 2019 and a member of the Board of Directors since 2018. Mr. Carey previously served as Non-Executive Chairman of the Board of the Company from January 2019 to March 2019. In March 2019, Mr. Carey retired from PepsiCo, Inc., a consumer products company, after a 38-year career with the company during which time he held a number of senior leadership roles, including Chief Executive Officer of PepsiCo North America from March 2016 to January 2019, Chief Executive Officer of PepsiCo North America Beverages from July 2015 to March 2016, Chief Executive Officer of PepsiCo Americas Beverages from September 2011 to July 2015, and President and Chief Executive Officer of Frito-Lay North America from June 2006 to September 2011. Additional information about Mr. Carey can be found under “Proposal 1: Election of Directors—Director Nominees.”

Craig A. Creaturo. Mr. Creaturo, age 52, has served as Executive Vice President & Chief Financial Officer of UNIFI since September 2019. Mr. Creaturo served as Chief Financial Officer & Vice President-Administration of Chromalox, Inc., an advanced thermal technologies manufacturing company, from February 2015 to March 2019. Prior to that, he served as Chief Financial Officer of II-VI Incorporated (“II-VI”), a publicly traded global leader in engineered materials and optoelectronic components, from 2004 to 2014, Treasurer of II-VI from 2000 to 2014, and Corporate Controller of II-VI from 1998 to 2000. From 1992 to 1998, he held a variety of audit roles at Arthur Andersen LLP.  Mr. Creaturo is a certified public accountant in the Commonwealth of Pennsylvania.

Hongjun Ning. Mr. Ning, age 55, has served as an Executive Vice President of UNIFI since July 2020, President of Unifi Textiles (Suzhou) Co. Ltd. (“UTSC”) (UNIFI’s subsidiary in China) since March 2020, and President of Unifi Asia Pacific (Hong Kong) Company, Limited (“UAP”) (UNIFI’s subsidiary in Hong Kong) since June 2017. Previously, he served as Vice President of UTSC from September 2013 to June 2017, Director of Sales & Marketing of UTSC from August 2008 to September 2013, and General Manager, Sales & Marketing of a former UNIFI joint venture in China from January 2006 to August 2008.

Gregory K. Sigmon. Mr. Sigmon, age 32, has served as an executive officer of UNIFI since July 2022 and as General Counsel and Corporate Secretary of the Company since June 2020. Previously, Mr. Sigmon served as a Vice President of UNIFI from June 2020 to July 2022 and as Assistant General Counsel of the Company from September 2019 to June 2020. Before joining UNIFI, Mr. Sigmon served as an officer in the legal department of BB&T Corporation (“BB&T”) in Winston-Salem, North Carolina, where he was a Vice President from April 2018 to August 2019, an Assistant Vice President from September 2015 to March 2018, and a graduate of BB&T’s Leadership Development Program. Mr. Sigmon is a member of the North Carolina State Bar.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program, including:

•	the process the Compensation Committee used to determine compensation and benefits for the following named executive officers (“NEOs”) for fiscal 2022:

Edmund M. Ingle	Chief Executive Officer

Albert P. Carey	Executive Chairman

Craig A. Creaturo	Executive Vice President & Chief Financial Officer

Hongjun Ning	Executive Vice President, President of UTSC, and President of UAP

Lucas de Carvalho Rocha	Former Executive Vice President and President of Unifi do Brasil, Ltda. (“UdB”) (UNIFI’s subsidiary in Brazil)(1)

(1)	On June 16, 2022, Mr. Rocha informed the Board that he would retire from his positions with the Company on July 31, 2022.
•	the material elements of the Company’s executive compensation program; and
•	the key principles and objectives, including the Company’s focus on pay for performance, that guide the Company’s executive compensation program.

Executive Summary

Company Performance Highlights

In fiscal 2022, global economic recovery, domestic weather events, supply chain challenges, and general inflationary pressures led to higher input costs for the Company. In the United States, rising input costs and a tighter labor pool placed meaningful pressure on domestic gross profit performance during fiscal 2022.

In the past, selling price adjustments were primarily associated with changes in the price of polyester and nylon raw materials, but the current environment requires that selling price adjustments accommodate significant increases in all categories of input costs, including: packaging, supplies, additives, and labor. For the majority of the Company’s portfolio, selling price adjustments were implemented to protect gross margins. However, some selling price adjustments in the United States and Central America were not realized rapidly enough to avoid temporary gross margin declines in certain portions of the portfolio. While the Company has navigated the dynamic cost environment better than in recent prior years, elevated levels of input costs and lower levels of labor productivity across manufacturing operations remain headwinds to the Company’s profitability.

In order to address these input cost and labor headwinds during fiscal 2022, the Company (i) instituted responsive selling price adjustments at all locations and (ii) prioritized more focused training and retention initiatives within the domestic manufacturing workforce. The Company expects both actions to improve profitability in future periods.

In addition to the recent escalation of input costs, the Company experienced inefficiencies in the global supply chain in connection with (i) freight costs and logistics slowdowns in foreign markets; (ii) a tighter labor pool in the United States; and (iii) suppressed productivity from business partners resulting from pandemic-related lockdowns in certain regions, particularly Asia. Despite some stabilization of these events, the Company experienced global demand volatility and uncertainty in the fourth quarter of fiscal 2022 and at the start of fiscal 2023, as the threat of recession continues to create uncertainty for calendar

2022 and 2023. The existing challenges and future uncertainty, particularly for rising input costs, labor productivity, and global demand, could worsen and/or continue for prolonged periods, materially impacting the Company’s Americas and Asia reporting segments. The need for future selling price adjustments could impact the Company’s ability to retain current customer programs and compete successfully for new programs in certain regions.

Executive Compensation Highlights

As described in greater detail below, the Company believes its executive compensation program should attract top executive talent, follow a pay-for-performance compensation model, and link executive retention to long-term shareholder value. Accordingly, the Company took the following actions during fiscal 2022 with respect to the compensation of its NEOs:

•

based annual incentive compensation payments to the NEOs on Adjusted EBITDA (as hereinafter defined) targets for fiscal 2022 and, in certain cases, on Adjusted Working Capital as a Percentage of Sales (as hereinafter defined), and made no payouts below applicable Adjusted EBITDA or Adjusted Working Capital as a Percentage of Sales thresholds;

•	awarded long-term incentives in the form of restricted stock units consistent with past practice; and
•

issued performance share unit awards for the first time, the vesting of which is contingent on the Company’s financial performance during a three-year performance period, further linking pay to performance.

Compensation Philosophy, Principles, and Policies

The Company’s executive compensation philosophy is to:

Attract Top Executive Talent	Follow a Pay-for-Performance Compensation Model	Link Executive Retention to Long-Term Shareholder Value
The Company’s executive compensation program should attract high-quality executives who possess the skills and talent necessary to support and achieve the Company’s strategic objectives.	Executives should be rewarded for their achievement of near-term and long-term operating performance goals established by the Board.

The Company seeks to promote its executives’ loyalty and retention by utilizing a stock ownership policy and other arrangements that further link executive compensation to sustained shareholder value and consistent Company performance.

Therefore, the focus of the Company’s executive compensation program and the Compensation Committee is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time enabling the Company to attract, retain, reward, and motivate talented and experienced executives. The Compensation Committee monitors the results of its executive compensation policy to ensure that compensation payable to executive officers creates proper incentives to enhance shareholder value, rewards superior performance, is justified by returns available to shareholders, and discourages employees from taking unnecessary or excessive risks that could ultimately threaten the value of the Company.

In establishing compensation for the NEOs, the following principles and policies guide the Company’s executive compensation decisions:

•	set all components of executive compensation so that the Company can continue to attract, retain, reward, and motivate talented and experienced executives;
•	ensure alignment of executive compensation with the Company’s corporate strategies and business objectives and the long-term interests of shareholders;
•	increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in those areas; and
•

enhance the NEOs’ incentive to increase the Company’s long-term value, as well as promote the retention of key personnel, by providing a portion of total compensation opportunities in the form of direct ownership in the Company through stock ownership.

The Compensation Committee reviews and approves all components of the NEOs’ compensation. The Compensation Committee also monitors the compensation levels in general for all other senior level employees of the Company. In addition, the Compensation Committee has the discretion to hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies.

What the Company Does	What the Company Doesn’t Do
• The Company’s pay-for-performance philosophy means the majority of executive officer compensation is “at risk” and tied to the creation of shareholder value.	• The Company doesn’t discount, reload, or reprice stock option awards.

• The Company’s stock ownership guidelines align the interests of the Company’s executives with those of its shareholders.	• The Company doesn’t pay gross-ups for golden parachute excise taxes.

• The Company uses objective financial performance measures in the annual incentive compensation plan closely tied to the Company’s business strategy.	• The Company doesn’t permit hedging or short selling (profiting if the market price decreases) of UNIFI securities.

• The Company has caps on payouts for annual incentive compensation.	• The Company doesn’t design compensation plans that encourage unnecessary or excessive risk.

• The Company has a robust clawback policy for annual and long-term incentive awards.	• The Company doesn’t provide guaranteed minimum payouts of annual incentive opportunities.

• The Company has engaged an independent compensation consultant.	• The Company doesn’t provide excessive perquisites.

Overview of Compensation Components

The Compensation Committee views executive compensation as comprised of four components. A brief description and summary of the objectives for each component follows:

Compensation Component	Description	Objectives
Base Salary	• Fixed compensation that is reviewed periodically based on performance and changes in job scope and responsibilities.	• Provide a base level of compensation that fairly accounts for the job and scope of the role being performed. • Attract, retain, reward, and motivate talented and experienced executives.
Annual Incentives	• “At-risk” variable compensation earned based on performance measured against pre-established annual goals.	• Provide incentives for achieving annual operating goals that ultimately contribute to long-term value for shareholders.
Long-Term Incentives	• “At-risk” variable compensation in the form of equity awards, the value of which fluctuates according to shareholder value and that vest based on continued service.	• Align the economic interests of the Company’s executives with its shareholders by rewarding executives for stock price improvement.
	• Supplemental retirement contributions based on executives’ respective base salaries earned over time, subject to continued service.	• Promote retention (through time-based vesting periods).
Other Personal Benefits	• Broad-based benefits provided to all of the Company’s employees (e.g., health and group term life insurance, a retirement savings plan, and certain perquisites).	• Provide a competitive total compensation package to attract and retain key executives.

Compensation Mix

Consistent with the philosophy, principles, and policies of the Company’s executive compensation program, the program places approximately 60% of total executive compensation “at risk” based on the performance of the Company and the executive through an annual cash bonus incentive program and equity-based long-term incentive awards. During fiscal 2022, the Company used the Unifi, Inc. Second Amended and Restated

2013 Incentive Compensation Plan (the “Second Amended 2013 Plan”) to provide those equity-based awards. The Company believes the substantial weighting of performance-based compensation encourages its executives to achieve near-term and long-term operating performance goals designed to create or enhance shareholder value.

Control by the Compensation Committee

The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each NEO, evaluates each NEO’s performance in light of these goals and objectives (with input from the principal executive officer for NEOs other than the principal executive officer), and sets each NEO’s compensation level based on this evaluation and consultation. The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company, administers and makes recommendations to the Board concerning benefit plans for the Company’s directors, officers, and employees, and recommends benefit programs and future goals and objectives for the Company.

As in the past, the Compensation Committee continued to consider a wide range of factors in making its fiscal 2022 compensation decisions for the Company’s NEOs, including the historical practices of the Company; the individual NEO’s leadership and role in advancement of the Company’s long-term strategy, plans, and objectives; the individual NEO’s performance and contribution to the Company’s success; budget guidelines established by the Board; and an assessment of the Company’s financial condition. Additionally, the Compensation Committee considered the Company’s fiscal 2021 operating and Adjusted EBITDA results, along with the existing economic climate. Based on this information and these factors, the Compensation Committee set executive compensation for fiscal 2022.

During fiscal 2022, the Compensation Committee engaged Korn Ferry as an independent advisor to assist the Compensation Committee with the administration of the Company’s executive compensation program. The Compensation Committee does not believe it is appropriate to tie executive compensation directly to the compensation awarded by other companies or to a particular survey or group of surveys. Instead, the Compensation Committee consults with Korn Ferry to gain a general understanding of compensation practices and trends of the Company’s peer group. The Compensation Committee members use that knowledge as a tool in considering the overall compensation of the Company’s executives. No specific compensation decision for any individual was based on or justified by any market comparison reports or information.

Peer Group

The Compensation Committee periodically compares the Company’s compensation practices to those of other companies within its U.S. geographical footprint and industry (or related industries from which UNIFI might seek, or to which UNIFI possibly could lose, management talent). Such comparisons have been done with the assistance of Korn Ferry. The Compensation Committee believes the comparison data provides useful information for the administration of the Company’s executive compensation program.

The Compensation Committee evaluates and approves of the peer group of companies each year. For fiscal 2022, the Compensation Committee considered a number of factors and determined to leave the peer group unchanged from fiscal 2021. It includes the following 10 companies:

• Culp, Inc.	• Interface, Inc.
• Delta Apparel, Inc.	• Lifetime Brands, Inc.
• Ethan Allen Interiors Inc.	• Oxford Industries, Inc.
• Flexsteel Industries, Inc.	• Superior Group of Companies, Inc.
• Hooker Furnishings Corporation	• Vera Bradley, Inc.

The peer group allows the Compensation Committee to monitor the compensation practices of the Company’s primary competitors for executive talent. However, the Compensation Committee does not target any specific pay percentile of the peer group for the Company’s executive officers. Instead, this information is used to provide a general overview of market practices and trends and to ensure the Compensation Committee makes informed decisions regarding the Company’s executive compensation program.

Detailed Review of Compensation Components

Base Salary

The Compensation Committee believes in maintaining a close relationship between the Company’s performance and the base salary component of the compensation for each NEO. The factors considered by the Compensation Committee in setting the NEOs’ base salaries include:

•	the executive’s leadership and role in advancement of the Company’s long-term strategy, plans, and objectives;
•	the executive’s performance and contribution to the Company’s success;
•	budget guidelines established by the Board; and
•	an assessment of the Company’s financial condition.

In addition to reviewing the above factors, the Compensation Committee also believes that strong and effective communication with management helps the Company adhere to its compensation philosophy, principles, and policies. Therefore, the Compensation Committee consults with the principal executive officer and reviews his recommendations regarding the compensation of all NEOs (other than the principal executive officer) before making its final compensation decisions. Periodically, the principal executive officer meets with the other NEOs regarding their performance.

The Compensation Committee made adjustments to the base salaries of Messrs. Ingle, Creaturo, and Ning during fiscal 2022 to ensure that such salaries were appropriate based on the executives’ roles.

Annual Incentive Compensation

Consistent with fiscal 2021, the Compensation Committee used EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization), adjusted to exclude certain operating or non-operating income or expense items necessary to understand and compare the underlying results of the Company (“Adjusted EBITDA”), as a performance measure for the annual incentive compensation plan. The Compensation Committee believes that Adjusted EBITDA is an appropriate performance measure for each NEO because it serves as a high-level proxy for cash generated from operations, which is a key performance indicator used by the Board of Directors and management to assess the Company’s operating results generally, and each NEO plays a vital role in the overall success of the Company. In accordance with this belief, the annual incentive compensation for Messrs. Ingle and Creaturo was based on Global Adjusted EBITDA for the Company with a 75% weighting and the annual incentive compensation for Messrs. Ning and Rocha was based solely on Adjusted EBITDA for the subsidiary over which he serves (or, in the case of Mr. Rocha, served) as President, as described below.

The Compensation Committee added Adjusted Working Capital (defined as fiscal year-end receivables plus inventories and other current assets, less accounts payable and other current liabilities) as a percentage of Sales (defined as fiscal year net sales from continuing operations) (“Adjusted Working Capital as a Percentage of Sales”), as an additional performance metric with a 25% weighting for the annual incentive compensation plan for Messrs. Ingle and Creaturo. The Compensation Committee believes Adjusted Working Capital as a Percentage of Sales is an appropriate measure for Messrs. Ingle and Creaturo because it encourages effective management of the Company’s receivables and inventory.

For fiscal 2022, the Compensation Committee set the Global Adjusted EBITDA target for the Company at $65.2 million. The target Global Adjusted EBITDA level for the Company was based on the Board-approved business plan for fiscal 2022 and represented an increase from the Company’s actual fiscal 2021 Global Adjusted EBITDA of $64.6 million. The target for Global Adjusted Working Capital as a Percentage of Sales was 23.0%. Mr. Ning’s annual incentive compensation was based on an Adjusted EBITDA target of 135.1 million Chinese Renminbi (“RMB”) for the Company’s Asia reporting segment (“Asia Adjusted EBITDA”). Mr. Rocha’s annual incentive compensation was based on an Adjusted EBITDA target of 103.5 million Brazilian Reais (“BRL”) for UdB (“UdB Adjusted EBITDA”).

The annual incentive bonus awarded to NEOs may be decreased by the Compensation Committee as a result of the individual’s performance and/or contribution to the Company’s achievement of its financial objectives. Each NEO’s performance, including the principal executive officer’s, is evaluated against specific financial goals prior to payment of bonuses, and the final bonus payment may be adjusted relative to the achievement of those goals. The performance criteria in the annual incentive compensation plan may be adjusted by either the Compensation Committee or the Board to account for unusual events, such as extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions, if, and to the extent, either the Compensation Committee or the Board considers the effect of such events indicative of the Company’s performance. Additionally, either the Compensation Committee or the Board has the discretion to award additional bonus compensation even if a NEO would not be entitled to any bonus based on the targets previously determined.

For fiscal 2022, the Compensation Committee set annual incentive opportunities, threshold, target, and maximum performance levels, and corresponding potential annual incentive payments to the eligible NEOs (based on percentages of base salary) as set forth in the tables below.

	Annual Incentive Opportunity (as a % of Base Salary)
Name(1)	Threshold	Target	Maximum
Edmund M. Ingle	50.0%	100.0%	150.0%
Craig A. Creaturo	37.5%	75.0%	120.0%
Hongjun Ning	30.0%	60.0%	100.0%
Lucas de Carvalho Rocha	30.0%	60.0%	100.0%

Name(1)	Performance Measure	Weight	Target Performance
Edmund M. Ingle	Global Adjusted EBITDA	75.0%	65.2M	USD
	Global Adjusted Working Capital as a Percentage of Sales	25.0%	23.0%
Craig A. Creaturo	Global Adjusted EBITDA	75.0%	65.2M	USD
	Global Adjusted Working Capital as a Percentage of Sales	25.0%	23.0%
Hongjun Ning	Asia Adjusted EBITDA	100.0%	135.1M	RMB
Lucas de Carvalho Rocha	UdB Adjusted EBITDA	100.0%	103.5M	BRL

(1)	Mr. Carey did not participate in the Company’s annual incentive compensation plan.

The following table shows the threshold, target, and maximum performance levels established by the Compensation Committee for fiscal 2022 as well as the Company’s actual performance in fiscal 2022.

Performance Metric	Threshold Performance		Target Performance		Maximum Performance		Actual Fiscal 2022 Performance
Global Adjusted EBITDA	52.2M	USD	65.2M	USD	78.2M	USD	55.2M	USD
Global Adjusted Working Capital as a Percentage of Sales	24.0%		23.0%		21.5%		25.2%
Asia Adjusted EBITDA	108.1M	RMB	135.1M	RMB	162.1M	RMB	145.7M	RMB
UdB Adjusted EBITDA	82.8M	BRL	103.5M	BRL	124.2M	BRL	120.4M	BRL

The fiscal 2022 Global Adjusted EBITDA performance shown above reflects the Company’s publicly reported results. Adjusted EBITDA is a non-GAAP financial performance measure. A reconciliation of Net income, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is presented in Appendix A to this Proxy Statement.

Based on the performance measures established by the Compensation Committee for fiscal 2022 and the Company’s actual performance (adjusted as described above), the annual incentive compensation award earned by the NEOs for fiscal 2022 is shown in the table below.

	Fiscal 2022 Annual Incentive Compensation Payout
Name	% of Base Salary	Amount ($)
Edmund M. Ingle	46.1%	357,408
Craig A. Creaturo	34.6%	180,009
Hongjun Ning	75.8%	257,720
Lucas de Carvalho Rocha	83.6%	189,229

Long-Term Incentive Compensation

The Compensation Committee believes that stock-based compensation is essential to align the interests of the Company’s management and its shareholders in enhancing the long-term value of the Company’s equity and to encourage executives to continue their employment with the Company. In prior years, the Compensation Committee awarded an equal blend of incentive stock options and restricted stock units to covered officers (as defined below under “—Officers Stock Ownership Policy”) to provide a mix composed of awards whose value depends upon a future increase in the value of the Common Stock (incentive stock options) and awards that serve primarily as a retention or recruitment tool (restricted stock units). In fiscal 2022, the Compensation Committee decided to replace the incentive stock option awards with awards of performance share units. The Compensation Committee determined that performance share units create a strong link between pay and performance because their value is based on the Company’s financial performance as well as increases in the value of the Common Stock.

Consistent with those determinations, in fiscal 2022, the Compensation Committee awarded performance share units and restricted stock units to the NEOs on October 26, 2021 (except as otherwise noted) as shown in the Grants of Plan-Based Awards table.

Covered officers have the opportunity to earn up to 200% of the performance share units included in the awards based on the Company’s aggregate adjusted earnings per share for the three-year performance period beginning with fiscal 2022 and ending with fiscal 2024. The restricted stock units vest 25% 30 days after the first anniversary of the grant date, 25% on the second anniversary of the grant date, and 50% on the third anniversary of the grant date.

Perquisites and Other Benefits

Perquisites.    The Compensation Committee’s general philosophy is to provide executives, including the NEOs, with only limited perquisites. Therefore, the Company does not provide its NEOs (other than Mr. Ning) with perquisites, such as car allowances, reimbursements for car expenses, or payment of country club dues. In fiscal 2022, Mr. Ning was (i) reimbursed for the cost of rental housing in China, (ii) afforded de minimis personal use of Company car services, and (iii) reimbursed for de minimis personal tax services.

Retirement Benefits.    In order to provide employees at all levels with greater incentives, the Company makes available to all U.S.-based employees, including the NEOs, the opportunity to make contributions to the Unifi, Inc. Retirement Savings Plan (the “401(k) Plan”), under which employees may elect to defer up to 75% of their total compensation, not to exceed the amount allowed by applicable Internal Revenue Service regulations. Pursuant to the 401(k) Plan, in fiscal 2022, the Company matched contributions equal to 100% of the employee’s first 3% of compensation contributed to the 401(k) Plan and 50% of the next 2% of compensation contributed to the 401(k) Plan.

Health Plan, Life Insurance, and Other Benefits.    The Company makes available health and insurance benefits to all employees (subject to standard eligibility waiting periods), including the NEOs. The cost of the health plans is covered partially through employee payroll deductions (except for Mr. Ning, who incurs no such payroll deductions), with the remainder covered by the Company. Disability and life insurance benefits are paid by the Company for all salaried employees; however, the currently employed NEOs, with the exception of Messrs. Ingle and Carey, currently receive or will receive additional life insurance coverage provided by the Company.

Deferred Incentive Compensation Plan.    For many years, UNIFI sponsored the Unifi, Inc. Supplemental Key Employee Retirement Plan (the “SERP”) for the benefit of management employees selected for participation by the Compensation Committee and made an annual contribution to the participants’ SERP accounts equal to a percentage of their annual base compensation. The SERP account balances received earnings credits based on money market interest rates.

In fiscal 2022, UNIFI amended the SERP to add an option for participants to defer all or a portion of their annual incentive compensation to their accounts and to allow participants to allocate the investment of their account balances among a menu of diverse investment options. The SERP, as amended, was renamed the Unifi, Inc. Deferred Incentive Compensation Plan (the “DCP”). The contributions and earnings credited to the accounts of the NEOs during fiscal 2022 are set forth under “Executive Compensation Tables—Nonqualified Deferred Compensation.”

Employment Agreements.    The Company is party to employment agreements with each of Messrs. Ingle, Carey, Creaturo, Ning, and Rocha. Each employment agreement (with the exception of Mr. Carey’s agreement) provides that the executive will (i) receive an annual base salary at the annual rate set forth in the agreement, (ii) be eligible to receive bonuses and to participate in compensation plans of the Company in accordance with any plan or decision that the Board may determine from time to time, (iii) be paid or reimbursed for business expenses, and (iv) be entitled to participate in other employment benefits generally available to other executives of the Company. Each employment agreement (with the exception of Mr. Carey’s agreement) also contains provisions regarding the termination of the executive’s employment and related severance obligations. Mr. Carey’s employment agreement provides that he will (A) receive an annual base salary at the annual rate set forth in the agreement and (B) be paid or reimbursed for business expenses. Mr. Carey’s employment agreement does not provide eligibility for bonus plan or other employment benefits generally available to other executives of the Company. The executives agreed in their employment agreements to neither compete with the Company or its affiliated entities nor solicit their respective customers, suppliers, or employees for the 12 months immediately following termination of employment.

Calculations of the estimated severance payments and benefits payable under the employment agreements are set forth under “Executive Compensation Tables—Potential Payments Upon Termination of Employment or Change in Control.”

Policy on Executive Officer and Employee Incentive Compensation Recoupment

The Company has a written policy to address the recoupment of performance-based compensation awarded to or earned by an executive officer if there is a restatement of the Company’s financial results due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws. In the event of a restatement, the Board shall review the performance-based compensation awarded to or earned by the executive officers for the three-year period prior to the restatement event and, if the Board determines in its reasonable discretion that any such performance-based compensation would not have been awarded to or earned by an executive officer based on the restated financial results, the Board shall seek to recover from such executive officer any portion of the performance-based compensation that is greater than that which would have been awarded or earned had it been calculated on the basis of the restated financial results.

The Company’s recoupment policy also addresses the recoupment of performance-based compensation awarded to or earned by any current or former employee if such employee engaged in certain misconduct (e.g., embezzlement, fraud, or theft or unethical behavior that harms the Company’s business, reputation, or other employees). In such event, the Board may require reimbursement of compensation granted, earned, or paid under any Company annual incentive or long-term incentive cash plans to such employee and cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement, or sale of equity awards held by such employee at any time during the three-year period ending on the date on which such misconduct is discovered.

Officers Stock Ownership Policy

The Company has adopted an Officers Stock Ownership Policy to enhance the Company’s ongoing objective to align the compensation paid to its officers with the long-term interests of shareholders. The policy applies to any NEO and any person who holds the position of Vice President or higher with the Company, its primary operating subsidiary, and possible other significant operating subsidiaries (“VP-Level

Personnel”) (for purposes of the policy, collectively, “covered officers”). The policy provides for a ramp-up period for complying with the expected stock ownership levels, both upon the initial implementation of the policy and thereafter upon each person first becoming a NEO or other covered officer. If a covered officer fails to comply with the stock ownership expectation, the Compensation Committee considers that fact in setting future salary, bonus, or other compensation for the covered officer. The Company tests for compliance with the stock ownership expectation at the end of the fiscal year.

The stock ownership expectation, the calculation of shares of Common Stock counted towards the ownership expectation, and the valuation of shares of Common Stock for purposes of the policy are as set forth below. All covered officers were in compliance with their respective stock ownership expectations under the terms of the policy at the end of fiscal 2022.

Stock Ownership Expectation	Shares of Common Stock Counted Towards Ownership Expectation	Valuation of Shares of Common Stock
• CEO: At least three times annual base salary. • Other Executive Officers: At least two times annual base salary. • VP-Level Personnel: At least one times annual base salary.

•     Shares of Common Stock owned directly by the officer and shares of Common Stock held indirectly (e.g., by his or her spouse or a trust for the exclusive benefit of one or more such persons).

•     The in-the-money value (based on the closing market price of the Common Stock on the last day of the Company’s fiscal year) of vested, but unexercised, stock options.

•     Restricted stock units that have vested or are no longer subject to forfeiture.

•     Performance share units on a pro rata per annum basis over the performance period at the target award level.

• The average of the daily closing market prices during the fiscal year.

If an officer falls below the applicable minimum ownership guideline due solely to a decline in the value of the Common Stock, the officer will not be required to acquire additional shares to meet the guideline; however, the officer will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until such time that the officer again satisfies the policy’s minimum ownership requirements.

Tax Impact on Compensation

The Compensation Committee considers the tax and accounting effects of compensation components when designing the Company’s incentive and equity compensation plans. However, the Compensation Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended by the Tax Cuts and Jobs Act in December 2017, the Company may not deduct compensation in excess of $1 million paid to “covered individuals” (as defined in Section 162(m)). Therefore, compensation in excess of $1 million paid to the covered NEOs is not deductible by the Company for federal income tax purposes unless it qualifies for a transition relief provision included in the Tax Cuts and Jobs Act for certain arrangements in place as of November 2, 2017.

Risk Analysis of Compensation Programs and Practices

While the Company’s compensation programs and practices are designed to motivate its employees and encourage performance that improves the Company’s financial and other operating results, the Company and the Compensation Committee also seek to design and implement compensation programs and practices that discourage employees from taking unnecessary or excessive risks that could ultimately threaten the value of the Company or otherwise have a material adverse effect on the Company. Management and the Compensation Committee periodically review and assess potential risks associated with the Company’s compensation programs and practices. Management and the Compensation Committee believe that the Company’s incentive compensation programs and practices are appropriately balanced between value created indirectly by the performance of the Common Stock and payments resulting from the achievement of specific financial performance objectives, so as to minimize the likelihood of unnecessary or excessive risk-taking by Company employees. Management and the Compensation Committee have concluded that any risks from such programs and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reached its conclusion after considering a number of features of the Company’s compensation structure that are designed to mitigate risk, such as:

•	The Company uses a balance of fixed and variable compensation in the form of cash and equity, which is designed to provide both near-term and long-term focus.
•

The overall compensation of the Company’s NEOs is not overly weighted towards the achievement of performance criteria in a particular fiscal year, and an appropriate portion of compensation is awarded in the form of equity awards that vest over a multi-year period, subject to continued service by the recipient. This further aligns the interests of the NEOs to long-term shareholder value and helps retain management.

•

Payouts under the Company’s annual incentive compensation and other long-term incentive plans are based on performance criteria that the Compensation Committee believes to be challenging, yet reasonable and attainable without excessive risk-taking.

•	The Company caps payouts from its annual incentive compensation plan.
•

The Company has a compensation recoupment policy that allows the Company to recover certain compensation from an executive officer in the event of a restatement of its financial results due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws or in the event of certain fraud or other misconduct by an employee.

•

The Company has a stock ownership policy under which its NEOs and other key personnel are expected to own a significant amount of Common Stock, further aligning their interests with those of the Company’s other shareholders.

•

The Compensation Committee maintains an open dialogue with management regarding executive compensation programs and practices and the appropriate incentives to use in achieving near-term and long-term operating performance goals.

Shareholder Say-on-Pay Vote

At the 2021 Annual Meeting, the Company’s shareholders had the opportunity to vote, on an advisory basis, on a proposal to approve the compensation of the NEOs for fiscal 2021. This is referred to as a “say-on-pay” proposal. Approximately 99% of the votes cast at the 2021 Annual Meeting on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this vote result reflects robust concurrence by the Company’s shareholders with the Company’s philosophy and approach to executive compensation. Additionally, management will continue to have open, transparent communications with the investment community throughout fiscal 2023. At the Annual Meeting, shareholders will have the opportunity to indicate their views on the Company’s NEO compensation for fiscal 2022. For additional information, see “Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation.” The Compensation Committee will continue to consider the vote results for say-on-pay proposals in future years when making compensation decisions for the Company’s NEOs.

Executive Compensation Tables

The following tables, narratives, and footnotes describe the total compensation and benefits for the NEOs.

Summary Compensation Table

Name	Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Edmund M. Ingle	Chief Executive	2022	787,981	—	387,500	—	357,408	84,977	1,617,866
	Officer	2021	675,000	—	—	—	1,012,500	60,873	1,748,373
		2020	25,961	—	670,000	330,000	—	—	1,025,961
Albert P. Carey	Executive	2022	713,462	—	350,000	—	—	—	1,063,462
	Chairman	2021	700,000	—	350,000	350,000	—	—	1,400,000
		2020	700,000	—	699,981	1,779,434	—	—	3,179,415
Craig A. Creaturo	EVP and	2022	529,231	—	130,000	—	180,009	60,741	899,981
	Chief Financial	2021	480,000	—	120,000	120,000	576,000	57,303	1,353,303
	Officer	2020	387,692	—	411,000	105,904	—	117,049	1,021,645
Hongjun Ning	EVP,	2022	343,077	75,000	170,000	—	257,720	133,005	978,802
	President of UTSC, and	2021	320,000	—	160,000	—	320,000	76,812	876,812
	President of UAP	2020	307,193	—	80,000	—	171,282	240,834	799,309
Lucas de	Former EVP and	2022	226,277	97,304	—	—	189,229	23,997	536,807
Carvalho Rocha	President of UdB	2021	202,635	20,083	130,000	—	191,333	22,910	566,961
		2020	233,522	9,325	80,000	—	—	21,227	344,074

(1)

Amounts represent the payment of a retention bonus of $75,000 on July 15, 2021 to each of Messrs. Ning and Rocha, pursuant to retention bonus agreements entered into in July 2018, prior to their becoming executive officers of the Company. The bonus amount for Mr. Rocha also includes a bonus of $22,304 paid for achievement of a selling, general and administrative target established with the textile industry union under Brazilian law.

(2)

Amounts reflect the grant date fair value computed in accordance with FASB ASC Topic 718, related to stock and option awards granted in the fiscal year noted. See Note 16 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2022 for more information about the determination of the grant date fair value of equity awards.

(3)

Amounts are attributable to cash payments earned under the annual incentive compensation plan for the applicable fiscal year, as described above under “Compensation Discussion and Analysis” with respect to the fiscal years noted.

(4)	All Other Compensation for each of the NEOs for fiscal 2022 consists of the following:

	Edmund M. Ingle	Craig A. Creaturo	Hongjun Ning	Lucas de Carvalho Rocha
Life Insurance ($)	6,708	8,791	1,892	355
Company Matching Contribution to 401(k) Plan ($)(a)	16,644	9,450	5,150	9,319
Company Contribution to DCP ($)	61,625	42,500	27,788	14,323
Company Paid Housing ($)(b)	—	—	36,175	—
Expatriot Subsidy ($)(c)	—	—	62,000	—
Total ($)	84,977	60,741	133,005	23,997

(a)

Mr. Rocha received compensation in fiscal 2022 outside of the United States and therefore was not eligible for 401(k) Plan matching contributions. The Company provided to Mr. Rocha additional compensation in lieu of a 401(k) Plan matching contribution, consistent with a similar retirement plan in Brazil.

(b)

In connection with performing various duties outside of the United States, Mr. Ning was reimbursed for the cost of rental housing in China. In addition, Mr. Ning received reimbursement for the cost of personal tax services and was afforded personal use of Company car services, the cost of which, in both cases, was de minimis.

(c)

In fiscal 2022, the Company received on behalf of, and remitted via local payroll to, Mr. Ning, a $62,000 incentive payment from the Suzhou Municipal People’s Government to encourage U.S. citizens to conduct their work primarily in the Jiangsu province.

Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)(3)	(#)	($ / Share)	($)
Edmund M. Ingle	Annual Cash Incentive		387,500	775,000	1,162,500
	Restricted Stock Units	10/26/2021							16,284	—	—	387,500
	Performance Share Units	10/26/2021				8,142	16,284	32,568	—	—	—	387,500
Albert P. Carey	Restricted Stock Units	10/27/2021							15,892	—	—	350,000
	Performance Share Units	10/27/2021				7,946	15,892	31,784	—	—	—	350,000
Craig A. Creaturo	Annual Cash Incentive		195,000	390,000	624,000
	Restricted Stock Units	10/26/2021							5,464	—	—	130,000
	Performance Share Units	10/26/2021				2,732	5,464	10,928	—	—	—	130,000
Hongjun Ning	Annual Cash Incentive		102,000	204,000	340,000
	Restricted Stock Units(4)	10/26/2021							7,144	—	—	170,000
Lucas de Carvalho Rocha	Annual Cash Incentive		67,883	135,766	226,277

(1)

Represents the threshold, target, and maximum payments the NEOs were eligible to earn pursuant to the fiscal 2021 annual incentive compensation plan. Payment amounts for any NEOs who serve less than the full fiscal year are prorated in accordance with each such NEO’s employment during the fiscal year. The fiscal 2022 annual incentive compensation plan, including the threshold, target, and maximum payout amounts for each of the NEOs, the performance measures, weightings, and target performance levels, and the Company’s performance for fiscal 2022 are described under “Compensation Discussion and Analysis—Detailed Review of Compensation Components—Annual Incentive Compensation.” The annual incentive compensation awards earned by the NEOs for fiscal 2022 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

Represents the threshold, target, and maximum payouts the NEOs were eligible to earn pursuant to performance share unit awards granted under the Second Amended 2013 Plan during fiscal 2022. Consistent with the vesting provisions of each performance share unit, between 50% and 200% of the performance share units will become vested, if at all, on the date that the associated performance metric is achieved and will be converted into shares of Common Stock.

(3)

Represents restricted stock units granted to the NEOs pursuant to the Second Amended 2013 Plan during fiscal 2022. The restricted stock units become vested 25% 30 days after the first anniversary of the grant date, 25% on the second anniversary of the grant date, and 50% on the third anniversary of the grant date, except as otherwise described herein.

(4)

The restricted stock units granted to Mr. Ning vest over a three-year period, with 25% vesting on the first anniversary of the grant date, 25% vesting on the second anniversary of the grant date, and 50% vesting on the third anniversary of the grant date, and, pursuant to the terms of the grant, will be settled in cash within 30 days following the applicable vesting date.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
Edmund M.	30,000	30,000	13.23	6/15/2030	(3)	—		—	—	—
Ingle	—	—	—	—		41,614	(4)	583,428	—	—
	—	—	—	—		16,284	(5)	—	8,142	114,151
Albert P.	32,894	—	21.02	1/29/2029		—		—	—	—
Carey	100,000	—	11.74	5/1/2030		—		—	—	—
	—	100,000	11.74	5/1/2030	(6)	—		—	—	—
	—	100,000	11.74	5/1/2030	(7)	—		—	—	—
	—	233,000	11.74	5/1/2030	(8)	—		—	—	—
	12,963	38,889	15.10	10/29/2030	(9)	—		—	—	—
	—	—	—	—		46,168	(10)	647,275	—	—
	—	—	—	—		15,892	(11)	—	7,946	111,403
Craig A.	10,000	5,000	20.55	9/9/2029	(12)	—		—	—	—
Creaturo	4,445	13,335	15.91	10/28/2030	(13)	—		—	—	—
	—	—	—	—		21,122	(14)	296,130	—	—
	—	—	—	—		5,464	(15)	—	2,732	38,303
Hongjun	5,000	—	29.09	10/26/2026		—		—	—	—
Ning	—	—	—	—		16,243	(16)	227,727	—	—
Lucas de	6,000	—	29.09	10/26/2026		—		—	—	—
Carvalho Rocha	—	—	—	—		7,683	(17)	107,716	—	—

(1)

The number of unearned performance share units in this column equals the threshold number of performance share units that may be earned by the NEOs for the three-year performance period that will end on June 30, 2024. The performance share units are earned by UNIFI’s achieving a cumulative three-year earnings per share metric, adjusted to exclude (i) certain amounts that are less indicative of underlying business performance and (ii) the impact of share repurchases. As of July 3, 2022, the Company’s performance for this metric was below the threshold level of performance. Therefore, the shares presented in this column represent threshold achievement.

(2)

The dollar value presented in this column represents the number of performance share units reflected in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested” column multiplied by the closing market price of the Common Stock on July 1, 2022, which was the last trading day of fiscal 2022. The amounts shown are not necessarily indicative of the amounts that may actually be realized by the NEOs. The actual amounts realized will be based on UNIFI’s earnings per share achievement over the three-year performance period and the market value of the Common Stock when the performance share units are earned and vested, if at all.

(3)

Represents stock options granted on June 15, 2020 in connection with Mr. Ingle’s commencement of service as Chief Executive Officer of the Company, with 25% vested on June 15, 2021, 25% vested on June 15, 2022, and 50% scheduled to vest on June 15, 2023, contingent upon Mr. Ingle’s continued service through the vesting date.

(4)

Represents the unvested portion of (i) 50,662 restricted stock units granted on June 15, 2020 in connection with Mr. Ingle’s commencement of service as Chief Executive Officer of the Company, with 25% vested on July 15, 2021, 25% vested on June 15, 2022, and 50% scheduled to vest on June 15, 2023, and (ii) 16,284 restricted stock units granted on October 26, 2021, with 25% scheduled to vest on November 25, 2022, 25% scheduled to vest on October 26, 2023, and 50% scheduled to vest on October 26, 2024, contingent upon Mr. Ingle’s continued service through the applicable vesting date.

(5)

Represents performance share units granted on October 26, 2021 that vest on the attainment of specified financial performance goals over a period of fiscal years 2022 through 2024. As of July 3, 2022, these awards were not expected to vest.

(6)	Represents stock options granted on May 1, 2020, which are scheduled to vest on May 1, 2023, contingent upon Mr. Carey’s continued service through the vesting date.

(7)

Represents stock options granted on May 1, 2020, which are scheduled to vest between May 1, 2024 and May 1, 2025, if the closing market price of the Common Stock (i) is $40 or more per share for any 10 consecutive trading days before May 1, 2024, or (ii) is $50 or more per share for any 10 consecutive trading days after May 1, 2024 and before May 1, 2025, contingent upon Mr. Carey’s continued service through the vesting date.

(8)

Represents stock options granted on May 1, 2020, which are scheduled to vest on May 1, 2025, if the closing market price of the Common Stock is $50 or more per share for any 10 consecutive trading days before May 1, 2025, contingent upon Mr. Carey’s continued service through the vesting date.

(9)

Represents stock options granted on October 29, 2020, with 25% vested on October 29, 2021, 25% scheduled to vest on October 29, 2022, and 50% scheduled to vest on October 29, 2023, contingent upon Mr. Carey’s continued service through the applicable vesting date.

(10)

Represents the unvested portion of (i) 23,180 restricted stock units granted on October 29, 2020, with 25% vested on November 28, 2021, 25% scheduled to vest on October 29, 2022, and 50% scheduled to vest on October 29, 2023, and (ii) 25,782 restricted stock units granted on October 30, 2019, with 25% vested on November 29, 2020, 25% vested on October 30, 2021, and 50% scheduled to vest on October 30, 2022, contingent upon Mr. Carey’s continued service through the applicable vesting date.

(11)

Represents performance share units granted on October 26, 2021 that vest on the attainment of specified financial performance goals over a period of fiscal years 2022 through 2024. As of July 3, 2022, these awards were not expected to vest.

(12)

Represents stock options granted on September 9, 2019, with one-third vested on September 9, 2020, one-third vested on September 9, 2021, and one-third scheduled to vest on September 9, 2022, contingent upon Mr. Creaturo’s continued service through the vesting date.

(13)

Represents stock options granted on October 28, 2020, with 25% vested on October 28, 2021, 25% scheduled to vest on October 28, 2022, and 50% scheduled to vest on October 28, 2023, contingent upon Mr. Creaturo’s continued service through the applicable vesting date.

(14)

Represents the unvested portion of (i) 20,000 restricted stock units granted on September 9, 2019 in connection with Mr. Creaturo’s commencement of service as Executive Vice President & Chief Financial Officer of the Company, with 25% vested on October 9, 2020, 25% vested on September 9, 2021, and 50% scheduled to vest on September 9, 2022, (ii) 7,544 restricted stock units granted on October 28, 2020, with 25% vested on November 27, 2021, 25% scheduled to vest on October 28, 2022, and 50% scheduled to vest on October 28, 2023, and (iii) 5,464 restricted stock units granted on October 26, 2021, with 25% scheduled to vest on November 25, 2022, 25% scheduled to vest on October 26, 2023, and 50% scheduled to vest on October 26, 2024, contingent upon Mr. Creaturo’s continued service through the applicable vesting date.

(15)

Represents performance share units granted on October 26, 2021 that vest on the attainment of specified financial performance goals over a period of fiscal years 2022 through 2024. As of July 3, 2022, these awards were not expected to vest.

(16)

Represents the unvested portion of cash-settled restricted stock units granted on various dates. The unvested cash-settled restricted stock units would become vested as follows, contingent upon Mr. Ning’s continued service through the applicable vesting date: 1,786 on October 26, 2022, 2,515 on October 28, 2022, 1,554 on October 29, 2022, 1,786 on October 26, 2023, 5,030 on October 28, 2023, and 3,572 on October 26, 2024.

(17)

Represents the unvested portion of cash-settled restricted stock units granted on various dates. The Board of Directors approved the accelerated vesting of 3,597 of Mr. Rocha’s unvested cash-settled restricted stock units, effective with his retirement on July 31, 2022. The remaining 4,086 unvested cash-settled restricted stock units granted on October 28, 2020 would have become vested on October 28, 2023, contingent upon Mr. Rocha’s continued service through that date, but were forfeited when he retired on July 31, 2022.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Edmund M. Ingle	—	—	25,332	475,292
Craig A. Creaturo	—	—	6,886	143,545
Hongjun Ning	—	—	5,179	113,120	(4)
Lucas de Carvalho Rocha	—	—	4,707	102,049	(4)

(1)	Value realized equals the fair market value of the shares of Common Stock underlying the options on the date of exercise less the exercise price.

(2)	Shares included in this column represent restricted stock units that vested during fiscal 2022.

(3)	Calculated based on the market price of the shares of Common Stock underlying the restricted stock units, which was computed as the average of the high and low trading prices on the vesting date.

(4)	Represents the cash payment received upon the vesting of cash-settled restricted stock units.

Nonqualified Deferred Compensation

The Company provides additional retirement benefits to a select group of highly compensated employees, including each of its NEOs (with the exception of Mr. Carey, who does not participate in the DCP). On an annual basis, the Company credits to each participant’s account an amount equal to 8.5% for executive officers or 5.5% for non-executive officers. Each participant is 100% vested in the participant’s account and is able to allocate such funds into any of a variety of investment instruments offered by the plan administrator. Participants are not entitled to a distribution of employer credits until their termination of employment with the Company, at which time they must wait six months to receive a lump-sum payment equal to the balance of their respective accounts. If a participant’s termination is due to death or disability, this six-month delay period is waived.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals and/or Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Edmund M. Ingle	—	61,625	(19,393)	—	74,231
Craig A. Creaturo	—	42,500	(6,353)	—	90,341
Hongjun Ning	—	27,788	225	—	131,943
Lucas de Carvalho Rocha	—	14,323	634	—	371,457

(1)	Amounts represent Company contributions to the DCP on behalf of the NEOs during fiscal 2022. These amounts are reported in the “All Other Compensation” column of the Summary Compensation Table.

Potential Payments Upon Termination of Employment or Change in Control

Employment Agreements. Each of Messrs. Ingle, Carey, Creaturo, Ning, and Rocha is party to an employment agreement with the Company. Mr. Carey’s employment agreement does not contain the provisions described in this section. Each employment agreement contains provisions regarding the termination of the executive’s employment and related severance obligations. If the Company terminates any of the foregoing executives for “Cause” or any of them resigns without “Good Reason” (as each term is defined in the respective employment agreement), the Company will pay the executive all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which the Company will have no further obligation under the employment agreement. If the employment of any of the foregoing executives terminates due to his death or “Disability” (as defined in the respective employment agreement), he or his estate will receive all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which all right to benefits will terminate and the Company will have no further obligation under the employment agreement. If the employment of any of the foregoing executives is terminated for any reason other than death, Disability, or Cause, or any of the executives resigns with Good Reason, he will be entitled to (i) cash severance payments equal to 12 months of his annual base salary at the time of termination, payable in equal monthly installments, and (ii) if he elects COBRA continuation coverage, reimbursement for the monthly cost of such continuation coverage for medical and health insurance benefits until the earlier of (A) the date he ceases to maintain such continuation coverage in effect or (B) 12 months from the termination of employment. The foregoing severance benefits are subject to the executive entering into and not revoking a release of claims in favor of the Company and its affiliated entities. The severance benefits payable upon termination for any reason other than death, Disability, or Cause, or resignation with Good Reason, also are subject to the executive abiding by certain restrictive covenants. Additionally, upon the death or Disability of any of the foregoing executives or a “Change of Control” (as defined in the Unifi, Inc. Amended and Restated 2013 Incentive Compensation Plan (the “Amended 2013 Plan”) and the Second Amended 2013 Plan), all outstanding unvested equity awards issued to the executive by the Company shall vest in full.

In connection with his retirement, effective July 31, 2022, Mr. Rocha is no longer eligible for potential payments upon termination of employment or change in control.

Outstanding Equity Awards. Upon a “Change of Control” or a “Change in Control” of the Company (as either term is defined in the Company’s incentive compensation plans), all outstanding stock options and other stock awards under the plans will become fully vested and/or will be immediately exercisable.

The Company’s NEOs may also become vested in restricted stock units and certain stock options that vest based on continued service with the Company, including the stock options granted to them in fiscal 2021, upon a termination of employment due to death or Disability. All of the Company’s unvested restricted stock unit awards granted to NEOs provide for accelerated vesting of all unvested restricted stock units upon the Company’s termination of a NEO’s employment without Cause after the NEO has attained age 65. In addition, a pro rata portion of the performance share units that would have been earned based on the Company’s performance during the applicable performance period will be earned and become vested if a NEO’s employment terminates before the end of the performance period due to death or Disability or the Company’s termination of the NEO’s employment without Cause after the NEO has attained age 65.

Hypothetical Payments Table. The table below summarizes the potential severance payments and benefits payable to each applicable executive under his respective employment agreement and the value of the accelerated vesting of all of the executive’s equity awards upon a Change of Control or a Change in Control of the Company as of July 1, 2022, the last business day of fiscal 2022.

Name	Type of Payment or Benefit	Change of Control ($)	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause After Attaining Age 65 ($)	Termination Due to Death or Disability ($)	Termination Due to Approved Retirement ($)	Termination Without Cause or Resignation for Good Reason After a Change of Control ($)(1)
Edmund M. Ingle	Severance and Benefit Continuation(2)	—	800,564	—	—	—	800,564
	Accelerated Equity Awards(3)(4)	607,278	—	583,428	607,278	23,850	607,278
	Total	607,278	800,564	583,428	607,278	23,850	1,407,842
Albert P. Carey	Accelerated Equity Awards(3)(4)	1,862,515	—	647,275	875,275	228,000	1,862,515
Craig A. Creaturo	Severance and Benefit Continuation(2)	—	538,108	—	—	—	538,108
	Accelerated Equity Awards(3)(4)	296,130	—	296,130	296,130	—	296,130
	Total	296,130	538,108	296,130	296,130	—	834,238
Hongjun Ning	Severance and Benefit Continuation(2)	—	393,184	—	—	—	393,184
	Accelerated Equity Awards(3)(4)	227,727	—	227,727	227,727	—	227,727
	Total	227,727	393,184	227,727	227,727	—	620,911
Lucas de Carvalho Rocha	Severance and Benefit Continuation(2)	—	456,192	—	—	—	456,192
	Accelerated Equity Awards(3)(4)	107,716	—	107,716	107,716	—	107,716
	Total	107,716	456,192	107,716	107,716	—	563,908

(1)	Amounts shown assume the Company experienced a Change of Control and the executive was terminated without Cause or resigned with Good Reason on July 1, 2022.

(2)

Consists of severance benefits and health and welfare benefits. Health and welfare benefits represent the aggregate estimated net cost to the Company for reimbursement of the cost of 12 months of COBRA continued medical coverage provided under the employment agreement between the Company and each of Messrs. Ingle, Creaturo, Ning, and Rocha.

(3)

As described above, all unvested stock options and restricted stock units will become vested upon a Change of Control of the Company. In addition, upon an executive’s termination of employment due to approved retirement, the unvested stock options that vest solely based on the executive’s continued service (“time-based options”) are subject to accelerated vesting; upon an executive’s termination of employment due to death or Disability, all unvested time-based options and all unvested restricted stock units are subject to accelerated vesting; and upon an executive’s termination of employment without Cause after specified dates, all unvested restricted stock units are subject to accelerated vesting.

(4)

For purposes of this table, it is assumed that: (i) all vested stock options were exercised on July 1, 2022 and the aggregate value of such vested stock options was calculated by multiplying the number of stock options by the difference between the exercise price of the stock options and the closing market price of the Common Stock on July 1, 2022; and (ii) as of the date of termination or Change of Control, as applicable, each vested restricted stock unit was converted into one share of Common Stock and the aggregate value of such vested restricted stock units was calculated by multiplying the number of restricted stock units by the closing market price of the Common Stock on July 1, 2022.

Pay Ratio Disclosure

The SEC rules require the Company to disclose annually (i) the median annual total compensation of all employees of the Company (excluding the Company’s principal executive officer); (ii) the annual total compensation of the Company’s principal executive officer; and (iii) the ratio of the Company’s principal executive officer’s annual total compensation to the median annual total compensation of all employees (excluding the Company’s principal executive officer).

Based on the methodology and material assumptions described below, the Company has estimated these amounts to be as follows:

Median annual total compensation of all employees (excluding Mr. Ingle)	$44,169
Annual total compensation of Mr. Ingle	$1,617,866
Ratio of Mr. Ingle’s annual total compensation to the median annual total compensation of all other employees	37:1

For fiscal 2022, the Company used the same median employee identified in fiscal 2021 to determine the median annual total compensation of all employees (excluding the Company’s principal executive officer). To determine the median employee in fiscal 2021, the Company compiled a list of all employees (excluding the Company’s principal executive officer) as of June 2, 2021, sorted the list of employees by their gross cash compensation for the period from June 28, 2020 through June 27, 2021, and selected the employee with the median gross cash compensation amount. The Company annualized the gross cash compensation of any employee who was not employed for the entire period from June 28, 2020 through June 27, 2021. The gross cash compensation amounts did not include the value of Company-provided benefits, such as retirement and medical and life insurance benefits. As of June 2, 2021, the Company employed 2,943 persons, of which 888 employees were employed outside of the United States. The compensation of employees in foreign countries was converted to an equivalent U.S. dollar amount using foreign exchange rates averaged over the 12-month period ended December 31, 2020.

The annual total compensation of the Company’s principal executive officer is the total amount of his compensation presented in the Summary Compensation Table. The Company calculated the annual total compensation of the median employee using the same rules applicable to the completion of the Summary Compensation Table for the principal executive officer and the other NEOs.

Equity Compensation Plan Information

The table below provides information as of July 3, 2022, with respect to the securities authorized for issuance to the Company’s directors, officers, and employees under the Second Amended 2013 Plan, the Amended 2013 Plan, the Unifi, Inc. 2013 Incentive Compensation Plan (the “2013 Plan”), and the 2008 Unifi, Inc. Long-Term Incentive Plan (the “2008 LTIP”). The Second Amended 2013 Plan, which was approved by the Company’s shareholders at the 2020 Annual Meeting of Shareholders, replaced the Amended 2013 Plan for purposes of all incentive awards issued to the Company’s directors, officers, and employees after October 28, 2020; the Amended 2013 Plan, which was approved by the Company’s shareholders at the 2018 Annual Meeting of Shareholders, replaced the 2013 Plan for purposes of all incentive awards issued to the Company’s directors, officers, and employees after October 24, 2018, and the 2013 Plan, which was approved by the Company’s shareholders at the 2013 Annual Meeting of Shareholders, replaced the 2008 LTIP for purposes of all incentive awards issued to the Company’s directors, officers, and employees after October 22, 2013. As a result, no further awards will be made under the Amended 2013 Plan, the 2013 Plan, or the 2008 LTIP after the date it was replaced by a successor plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (#) (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights ($) (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders	1,461,459	(1)	15.81	(1)	600,963
Equity compensation plans not approved by security holders	—		—		—
Total	1,461,459	(1)	15.81	(1)	600,963

(1)

Includes securities issuable upon exercise of outstanding options and conversion of restricted stock units and vested share units (collectively, “units”) that were issued pursuant to the 2008 LTIP, the 2013 Plan, or the Amended 2013 Plan. As of July 3, 2022, (i) an aggregate of 982,370 options remained outstanding and (ii) an aggregate of 479,089 units remained outstanding. The weighted-average exercise price excludes units, which do not have an exercise price.

Compensation Committee Interlocks and Insider Participation

Emma S. Battle, Archibald Cox, Jr., James M. Kilts, Kenneth G. Langone, and Rhonda L. Ramlo served on the Compensation Committee in fiscal 2022. None of the directors who served on the Compensation Committee in fiscal 2022 has ever served as one of the Company’s officers or employees or had any relationship with the Company or any of its subsidiaries since the beginning of fiscal 2022 pursuant to which disclosure would be required under the SEC rules pertaining to the disclosure of transactions with related persons, except for the transaction between a wholly owned subsidiary of Salem Holding Company and the Company described above under “Corporate Governance—Related Person Transactions.” Mr. Langone owns a non-controlling 33% equity interest in, and is a director and the Non-Executive Chairman of, Salem Holding Company. During fiscal 2022, none of the Company’s executive officers served as a director or a member of the compensation committee (or other committee performing equivalent functions) of any other entity of which an executive officer of such other entity served on the Board or its Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section included in this Proxy Statement with management and, based on such review and discussions, recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for fiscal 2022.

Respectfully submitted by the Compensation Committee of the Board,

Archibald Cox, Jr., Chair

Emma S. Battle

Kenneth G. Langone

Rhonda L. Ramlo

Audit Committee Report

The primary purpose of the Audit Committee is to act on behalf of the Board in its oversight of all material aspects of the accounting and financial reporting processes, internal controls, and internal audit function of the Company, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has primary responsibility for the Company’s consolidated financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles and for auditing the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2022. This review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls. During the past fiscal year, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable requirements of the PCAOB and the SEC. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews, discussions, and disclosures referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for fiscal 2022 be included in its Annual Report on Form 10-K for such fiscal year.

Respectfully submitted by the Audit Committee of the Board,

Suzanne M. Present, Chair

Rhonda L. Ramlo

Eva T. Zlotnicka

Proposal 2:

Advisory Vote to Approve
Named Executive Officer Compensation

As required by Section 14A of the Exchange Act, this proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of the Company’s NEOs, which is described in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement. This vote is not intended to address any specific item or element of compensation or the compensation of any particular officer, but rather the overall compensation of the Company’s NEOs and the philosophy, principles, and policies used to determine compensation.

Shareholders were most recently asked to approve the compensation of the Company’s NEOs at the 2021 Annual Meeting, and shareholders approved the NEO compensation with approximately 99% of the votes cast in favor. At the Company’s 2017 Annual Meeting of Shareholders, shareholders were asked to indicate whether future advisory say-on-pay votes should occur every one, two, or three years, with the Board recommending an annual advisory vote. Because the Board views it as a good corporate governance practice, and because at the 2017 Annual Meeting of Shareholders a majority of the votes cast were in favor of an annual advisory vote, the Board adopted a policy that the Company will include an advisory say-on-pay vote in the Company’s proxy materials on an annual basis until the next required advisory shareholder vote on the frequency of advisory say-on-pay votes, which will occur no later than the Company’s annual meeting of shareholders in 2023.

As described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company’s executive compensation program is designed not only to attract and retain talented and experienced executives, but also to motivate them to contribute substantially to the Company’s future success for the long-term benefit of shareholders and to reward them for doing so. Accordingly, the Compensation Committee and the Board believe that there should be a strong relationship between pay and corporate performance (both financial results and stock price), and that the Company’s executive compensation program reflects this belief. Shareholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement, which more thoroughly discuss the Company’s compensation principles and policies. The Compensation Committee and the Board believe that these principles and policies are effective in implementing the Company’s overall compensation philosophy.

Accordingly, the Company is asking shareholders to vote, on an advisory basis, “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis” section, the compensation tables, and the related narrative discussion, is hereby approved.

This vote is advisory, which means that the shareholder vote on this proposal will not be binding on UNIFI, the Compensation Committee, or the Board. However, the Compensation Committee and the Board value the opinions of UNIFI’s shareholders and will carefully consider the outcome of the vote when making future compensation decisions for the Company’s NEOs.

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs in fiscal 2022 as disclosed in this Proxy Statement. Unless otherwise specified, proxies will be voted “FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs in fiscal 2022 as disclosed in this Proxy Statement.

Proposal 3:

Ratification of the Appointment of
Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2023. KPMG LLP has served as the Company’s independent registered public accounting firm since 2011. The Audit Committee reviewed and discussed the performance of KPMG LLP for fiscal 2022 prior to its appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2023.

The Company expects that representatives of KPMG LLP will be present at the Annual Meeting, and the representatives will have an opportunity to make a statement if they desire to do so. The Company also expects that representatives of KPMG LLP will be available to respond to appropriate questions from shareholders.

Shareholder ratification of the Audit Committee’s appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2023 is not required by the Company’s Amended and Restated By-laws or otherwise. Nevertheless, the Board is submitting the appointment of KPMG LLP to the Company’s shareholders for ratification as a matter of good corporate governance. If the Company’s shareholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of KPMG LLP. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2023. Unless otherwise specified, proxies will be voted “FOR” the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2023.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for fiscal 2022 and fiscal 2021 and fees billed for other services rendered by KPMG LLP during those periods.

	Fiscal 2022 ($)	Fiscal 2021 ($)
Audit Fees(1)	1,126,169	1,093,675
Audit-Related Fees	—	—
Tax Fees(2)	131,943	175,777
All Other Fees	—	—
Total	1,258,112	1,269,452

(1)

Audit Fees consists of fees billed for the respective fiscal year for professional services associated with the annual financial statement audit and quarterly financial statement reviews, services related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and consultations in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees consists of fees billed for the respective fiscal year for tax compliance, consultation, and related matters.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee has implemented procedures under the Unifi, Inc. Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of the Company’s independent registered public accounting firm for specific audit and non-audit services, within pre-approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before the service may be provided by the Company’s independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific pre-approval by the Audit Committee. For fiscal 2022, all of the audit fees were pre-approved by the Audit Committee in accordance with the above procedures. All of the other fees billed by KPMG LLP to the Company for fiscal 2022 were pre-approved by the Audit Committee by means of specific pre-approvals. All non-audit services provided in fiscal 2022 were reviewed with the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Additional Information

Shareholder Proposals for the 2023 Annual Meeting of Shareholders

Any shareholder proposal intended to be included in UNIFI’s proxy statement and form of proxy relating to the 2023 Annual Meeting of Shareholders must be in writing and received by the Company no later than May 12, 2023. Any such shareholder proposal must also comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals should be addressed to the attention of the Company’s Corporate Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Pursuant to the SEC rules, submitting a proposal will not guarantee that it will be included in the Company’s proxy materials.

In addition, any shareholder proposal intended to be presented at the 2023 Annual Meeting of Shareholders, but that will not be included in the Company’s proxy statement and form of proxy relating to the 2023 Annual Meeting of Shareholders (i.e., any proposal other than a proposal submitted pursuant to Rule 14a-8 of the Exchange Act), must be in writing and received by the Company’s Corporate Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410 no earlier than July 5, 2023 and no later than August 4, 2023. However, if the date of the 2023 Annual Meeting of Shareholders is more than 30 days before or more than 90 days after November 2, 2023, then the written notice must be received by the Company’s Corporate Secretary no earlier than 120 days prior to the date of the 2023 Annual Meeting of Shareholders and no later than the close of business on the later of (i) 90 days prior to the date of such annual meeting or (ii) 10 days following the day on which the Company first announced publicly (or mailed notice to the shareholders of) the date of such meeting. Shareholder proposals must include the specified information concerning the proposal and the shareholder submitting the proposal as set forth in the Company’s Amended and Restated By-laws. A copy of the Company’s Amended and Restated By-laws may be obtained by writing to the Company’s Corporate Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410.

2022 Annual Report to Shareholders

This Proxy Statement is accompanied by the Annual Report on Form 10-K for fiscal 2022, and these materials are also available at www.proxyvote.com and the investor relations portion of the Company’s website at www.unifi.com. The Annual Report on Form 10-K for fiscal 2022, which contains the audited consolidated financial statements and other information about the Company, is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.

Annual Report on Form 10-K

The Company will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10-K for fiscal 2022, including the financial statements and the financial statement schedules, required to be filed with the SEC, or any exhibit thereto. Requests should be in writing and addressed to the attention of the Company’s Corporate Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410.

Householding

The SEC has adopted rules permitting companies to mail one proxy statement and annual report, or notice of internet availability of proxy materials, as applicable, in one envelope to all shareholders residing at the same address if certain conditions are met. This is called “householding” and can result in significant savings of paper and mailing costs. The Company has not implemented householding with respect to its shareholders of record; however, a number of brokerage firms have instituted householding that may impact certain beneficial owners of shares held in street name. If members of your household have multiple accounts through which they hold Common Stock, you may have received a householding notification from the shareholder of record (e.g., your bank, broker, or other nominee).

Please contact the shareholder of record directly if you have any questions or wish to revoke your decision to household or to receive an additional copy of this Proxy Statement, the Annual Report on Form 10-K for fiscal 2022, or the Notice of Internet Availability for members of your household.

Appendix A

Non-GAAP Financial Performance Measures

Unifi, Inc. (“UNIFI”) prepares its consolidated financial statements and reports in accordance with U.S. generally accepted accounting principles (“GAAP”). UNIFI’s executive compensation program uses Adjusted EBITDA, which represents net income before net interest expense, income tax expense, and depreciation and amortization expense, adjusted to exclude certain operating or non-operating income or expense items necessary to understand and compare the underlying results of UNIFI, as a measure of UNIFI’s financial performance for purposes of determining the annual incentive compensation earned by executives under the program. UNIFI’s methods of determining Adjusted EBITDA may differ from the methods used by other companies. Accordingly, this non-GAAP financial performance measure may not be comparable to measures used by other companies.

The Compensation Committee uses Adjusted EBITDA as a performance measure for annual incentive compensation purposes because the Compensation Committee believes that Adjusted EBITDA serves as a high-level proxy for cash generated from operations, which is a key performance indicator used by the Board of Directors and management to assess UNIFI’s operating results generally. However, this financial performance measure is not calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for, net income and other financial results reported in UNIFI’s consolidated financial statements prepared in accordance with GAAP.

The following table sets forth the reconciliation of the amounts reported under GAAP for net income to Adjusted EBITDA for fiscal 2022 (in thousands):

Net income	$15,171
Interest expense, net	1,561
Provision for income taxes	11,657
Depreciation and amortization expense(1)	25,986
EBITDA	54,375
Adjustment to recovery of non-income taxes, net(2)	815
Adjusted EBITDA	$55,190

(1)

Within this reconciliation, depreciation and amortization expense excludes the amortization of debt issuance costs, which are reflected in interest expense, net. Within the consolidated statements of cash flows, amortization of debt issuance costs are reflected in depreciation and amortization expense.

(2)

In fiscal 2021, UNIFI recorded a recovery of non-income taxes of $9,717 related to favorable litigation results for its Brazilian operations, generating overpayments that resulted from excess social program taxes paid in prior fiscal years. In fiscal 2022, UNIFI reduced the estimated recovery by $815 based on additional clarity and review of the recovery process during the months following the decision.

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SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on November 1, 2022. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Unifi, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on November 1, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. UNIFI, INC. 7201 WEST FRIENDLY AVENUE GREENSBORO, NC 27410 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D89740-P78643 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY UNIFI, INC. UNIFI's Board of Directors recommends that you vote "FOR" each of the nominees named in Proposal 1. 1. Election of directors Nominees: For Against Abstain 1a. Emma S. Battle 1b. Francis S. Blake 1c. Albert P. Carey 1d. Archibald Cox, Jr. 1e. Edmund M. Ingle 1f. Kenneth G. Langone 1g. Suzanne M. Present 1h. Rhonda L. Ramlo 1i. Eva T. Zlotnicka UNIFI’s Board of Directors recommends that you vote "FOR" Proposals 2 and 3. For Against Abstain 2. Advisory vote to approve UNIFI’s named executive officer compensation in fiscal 2022. 3. Ratification of the appointment of KPMG LLP to serve as UNIFI’s independent registered public accounting firm for fiscal 2023. NOTE: In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. EACH OF PROPOSALS 1, 2, AND 3 HAS BEEN PROPOSED BY UNIFI, INC. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com. D89741-P78643 UNIFI, INC. 2022 Annual Meeting of Shareholders November 2, 2022 This proxy is solicited on behalf of UNIFI’s Board of Directors. The undersigned hereby appoint(s) Edmund M. Ingle and Gregory K. Sigmon, and each of them, as attorneys-in-fact, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Unifi, Inc. that the undersigned is/are entitled to vote at the 2022 Annual Meeting of Shareholders to be held at 8:30 a.m., Eastern Time, on Wednesday, November 2, 2022 at the Company’s corporate headquarters located at 7201 West Friendly Avenue, Greensboro, North Carolina 27410, and any adjournment or postponement thereof. The proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof, exercising their discretion as set forth in the Notice of Annual Meeting and Proxy Statement. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES NAMED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. PLEASE MARK, SIGN, AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE, OR FOLLOW THE INSTRUCTIONS TO VOTE BY INTERNET OR PHONE. (Continued and to be signed on reverse side)